Exhibit 4.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
CAMIANT, INC.,
SPAN CORP., INC.,
TEKELEC, and
STEPHEN VAN BEAVER, as the Representative
Dated as of May 5, 2010

INDEX OF DEFINED TERMS

Accounts Receivable	25
Acquisition Proposal	60
Acquisition Subsidiary	1
Adjustment Amount	12
Adverse Recommendation Change	59
Affiliate	78
Agents	58
Aggregate Cap	69
Agreed Amount	71
Agreement	1
Annual Financial Statements	9
Auditor	11
Balance Sheet	19
BigBand	36
Bird Agreement	36
Business Day	2
Certificate of Merger	2
Certificates	7
Claim Amount	71
Claim Notice	71
Closing	2
Closing Balance Sheet	10
Closing Date	2
Closing Indebtedness	11
Closing Net Working Capital	10
Closing Statement of Indebtedness	11
COBRA	46
Code	5
Comerica Warrants	4
Common Stock	4
Company	1
Company Entities	40
Company Indemnified Parties	65
Company Intellectual Property	30
Company Intellectual Property Agreement	32
Company Intellectual Property License	31
Company Manufacturing Tools	30
Company Material Adverse Effect	56
Company Options	6
Company Real Property	24
Company Recommendation	58
Company Software	30
Confidentiality Agreement	57
Continuing Employee	66
Contract	28

i

Contracts	28
Defense Notice	72
Determination Date	12
DGCL	2
Dispute Notice	11
Dissenting Shares	7
Effective Time	2
Employee Benefit Plans	48
Employment Agreements	1
Environmental Claim	42
Environmental Law	41
Environmental Permits	42
Environmental Property	40
ERISA	45
Escrow Account	14
Escrow Agent	9
Escrow Agreement	8
Escrow Amount	3
Estimated Closing Net Working Capital	10
Estimated Indebtedness	10
Exchange Agent	7
Exchange Agent Agreement	7
Exchange Fund	7
Final Closing Indebtedness	12
Final Closing Net Working Capital	12
Financial Statements	9
Fundamental Reps	68
GAAP	10
Good Faith Statement	10
Government	8
Government Contracts	51
Governmental Authorization	39
Hazardous Materials	41
HIPAA	46
Holdback Amount	3
Income Tax Returns	22
Income Taxes	67
Indebtedness	13
Indebtedness Adjustment Amount	12
Indemnification Threshold	73
Indemnified Losses	68
Indemnified Party	71
Indemnifying Party	71
Information Statement	52
Initial Cash Merger Consideration	3
Intellectual Property	29

Interim Financial Statements	9
Law	39
Leased Real Property	24
Letter of Transmittal	7
Liens	18
Losses	68
made available	78
Major Stockholders	1
Merger	1
Merger Consideration	3
NLRA	44
Non-Competition Agreements	1
Non-Qualified Deferred Compensation Plan	13
Off-Balance Sheet Arrangements	19
Ordinary Course of Business	20
Outstanding Company Shares	4
Outstanding Vested Options	4
Owned Real Property	24
Owned Software	30
Parent	1
Parent Cap	73
Parent Indemnified Persons	68
Parties	1
Party	1
Payment Event	78
Per Share Adjustment Amount	4
Per Share Closing Amount	4
Per Share Escrow Amount	4
Per Share Holdback Amount	4
Per Share Series B Preference Amount	5
Percentage	69
Permits	39
Person	78
Plan	45
Pre-Closing Tax Period	66
Property	23
Public Software	30
Real Property Leases	24
Release	41
Representative	14
Requisite Stockholder Approval	18
Scheduled Company Intellectual Property	31
Securities Act	19
Series A Preferred Stock	5
Series B Preference Payment	5
Series B Preferred Stock	5

Series C Preferred Stock	5
Share	17
Shares	17
Side Agreement	1
Software	31
Special Losses	69
Spreadsheet	61
Stockholders	1
Stockholders Cap	73
Stockholders Indemnified Persons	70
Straddle Period	66
Subsidiary	16
Superior Proposal	60
Surviving Company	2
Takeover Statute	52
Target Net Working Capital	10
Tax	23
Tax Return	23
Tax Returns	23
Taxes	23
Termination Fee	78
Third Party	61
Third Party Intellectual Property License	31
Third Person	71
Third Person Claim	72
Underfunded Liabilities	13
Unvested Company Options	6
Unvested Consideration	6
Update Schedule	57
Vested Options	5
WEE Directive	51
Working Capital Adjustment Amount	12

v

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of                      ___, 2010, by and among TEKELEC, a California corporation (“Parent”), SPAN CORP., INC., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), CAMIANT, INC., a Delaware corporation (the “Company”) and Stephen Van Beaver, as the initial Representative. Parent, Acquisition Subsidiary , the Company and the Representative are referred to herein each as a “Party” and together as the “Parties.”
RECITALS
          A. The Board of Directors of the Company has unanimously approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of its stockholders (“Stockholders”) and has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.
          B. The Board of Directors of Parent and the Board of Directors of Acquisition Subsidiary have unanimously approved the Merger of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and have determined that the Merger is advisable and in the best interests of the stockholder of Acquisition Subsidiary and the stockholders of Parent and the Board of Directors of Parent and Board of Directors of Acquisition Subsidiary have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.
          C. The Company, Acquisition Subsidiary and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.
          D. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain Stockholders (the “Major Stockholders”) have entered into a Side Agreement dated as of the date hereof and attached hereto as Exhibit A-1 (with respect to Stockholders who are individuals) or Exhibit A-2 (with respect to Stockholders that are entities) (the “Side Agreement”) pursuant to which such Stockholders have agreed to, among other things, make certain representations, indemnities and covenants and certain releases for the benefit of Parent and Acquisition Subsidiary.
          E. As a condition and inducement to Parent and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into employment agreements dated as of the date hereof (the “Employment Agreements”) and certain Stockholders have entered into non-competition agreements dated as of the date hereof and attached hereto as Exhibit B (the “Non-Competition Agreements”).

          NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:
ARTICLE 1
THE MERGER
     1.1 Merger and Effect of Merger.
          (a) The constituent entities of the Merger are the Company and Acquisition Subsidiary.
          (b) Upon the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Acquisition Subsidiary shall be merged into the Company and the separate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the Surviving Company in the Merger (the “Surviving Company”), and the separate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.
          (c) At and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the DGCL.
     1.2 Method of Effecting Merger; Closing.
          The Merger shall be effected as follows:
          (a) The Company and Acquisition Subsidiary shall each execute a Certificate of Merger in substantially the form set forth in Exhibit C (the “Certificate of Merger”) and the Company shall cause the Certificate of Merger to be filed and recorded on the Closing Date (as hereinafter defined) with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall thereupon become effective and be consummated immediately upon the later of such filing or at such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
          (b) Subject to the satisfaction or waiver of all applicable conditions to Closing, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave, LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri, 63102, at 9:00 a.m., local time, on May 7, 2010, or on such other date (which shall in any event be within three (3) Business Days from the satisfaction or waiver of all applicable conditions to Closing set forth herein) as Parent and the Company may agree in writing (the “Closing Date”). For purposes of this Agreement, “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of North Carolina, United States of America.

     1.3 Conversion of Acquisition Subsidiary Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding capital stock of Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock in the Surviving Company and, upon surrender of the certificate or certificates representing such common stock of Acquisition Subsidiary, the Surviving Company shall promptly issue to Parent or its designated Affiliate a certificate representing the common stock in the Surviving Company into which it has been converted. After the Effective Time such share of common stock shall be the only issued and outstanding equity interest of the Surviving Company and shall be owned by Parent or its designated Affiliate.
     1.4 Merger Consideration. For purposes of this Agreement, the “Merger Consideration” shall be:
          (i) One Hundred Thirty Million Dollars ($130,000,000) (the “Total Consideration”), consisting of:
          (A) One Hundred Ten Million Five Hundred Thirty-Two Thousand Four Hundred Seventeen Dollars ($110,532,417.00) in cash (the “Initial Cash Merger Consideration”); plus
          (B) Twelve Million Four Hundred Ninety-Nine Thousand Eight Hundred Forty-Nine Dollars ($12,499,849.00) in cash (the “Escrow Amount”); plus
          (C) One Million Nine Hundred Ninety-Four Thousand Twenty Dollars ($1,994,020) in cash (the “Holdback Amount”); plus
          (D) Four Million Nine Hundred Seventy-Three Thousand Seven Hundred Fourteen Dollars ($4,973,714.00), allocable to Unvested Company Options;
          less
          (ii) The aggregate amount of any Indebtedness, less
          (iii) The amount, if any, by which the Net Working Capital as of the Closing Date is less than the Target Net Working Capital; or plus
          (iv) The amount, if any, by which the Net Working Capital as of the Closing Date is greater than the Target Net Working Capital.
          Notwithstanding the foregoing, clauses (i)(A), (B), (C) and (D) shall be updated by the parties hereto to reflect the exercise of any Vested Company Options occurring between the date of this Agreement and the Effective Time; provided, that, in no event shall the sum of Section 1.4(i)(A) through (D) exceed $130,000,000.

     1.5 Effect on Shares.
          (a) Definitions. For the purposes hereof, the following definitions shall apply:
          “Common Stock” shall mean the Company’s Common Stock, $0.0001 par value per share.
          “Comerica Warrants” shall mean each outstanding warrant to purchase Series B Preferred Stock and Series C Preferred Stock, dated December 20, 2005, December 20, 2006 (as amended May 14, 2007) and February 25, 2008, issued by the Company to Comerica Bank.
          “Outstanding Company Shares” shall mean the aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the Company outstanding immediately prior to the Effective Time (but before cancellation thereof by operation of the Merger).
          “Outstanding Vested Options” means the aggregate number of shares of Common Stock issuable upon exercise of the Vested Options outstanding immediately prior to the Effective Time.
          “Per Share Adjustment Amount” shall mean (i) the Adjustment Amount (as defined in Section 1.11(e)) which is payable to the Stockholders, holders of Vested Options and holders of Comerica Warrants pursuant to Section 1.11(f), if any, divided by (ii) the Outstanding Company Shares plus the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon exercise of the Comerica Warrants plus the Outstanding Vested Options.
          “Per Share Common Amount” shall mean (A) (i) the Initial Cash Merger Consideration plus (ii) the aggregate exercise price of all Outstanding Vested Options and the Comerica Warrants, plus (iii) the Escrow Amount, plus (iv) the Holdback Amount, less (v) the Series B Preference Payment divided by (B) the Outstanding Company Shares plus the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon exercise of the Comerica Warrants plus the Outstanding Vested Options.
          “Per Share Closing Amount” shall mean (A) (i) the Initial Cash Merger Consideration plus (ii) the aggregate exercise price of all Outstanding Vested Options and the Comerica Warrants, less (iii) the Series B Preference Payment, divided by (B) the Outstanding Company Shares plus the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon exercise of the Comerica Warrants plus the Outstanding Vested Options.
          “Per Share Escrow Amount” shall mean (i) the Escrow Amount which is payable to the Stockholders, holders of Vested Options and holders of Comerica Warrants pursuant to Section 1.12 and the Escrow Agreement, if any, divided by (ii) the Outstanding Company Shares plus the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon the exercise of the Comerica Warrants plus the Outstanding Vested Options.
          “Per Share Holdback Amount” shall mean (i) the Holdback Amount which is payable to the Stockholders, holders of Vested Options and holders of Comerica Warrants pursuant to Section 1.11(f), if any, divided by (ii) the Outstanding Company Shares plus the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon the exercise of the Comerica Warrants plus the Outstanding Vested Options.

          “Per Share Series B Preference Amount” shall mean $1.72.
          “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, $0.001 par value per share.
          “Series B Preference Payment” shall mean (i) $1.72 multiplied by (ii) the number of shares of Series B Preferred Stock of the Company outstanding immediately prior to the Effective Time plus the shares of Series B Preferred Stock issuable upon exercise of the Comerica Warrants.
          “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.001 par value per share.
          “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, $0.001 par value per share.
          “Vested Options” means any unexercised Company Options which have vested in accordance with their terms (including any Company Options that will vest exclusively as a result of or in connection with the transactions contemplated by this Agreement) as of immediately prior to the Effective Time.
          (b) Subject to Section 1.5(d) and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof,
          (i) each of the issued and outstanding Shares (as hereinafter defined) of Series A Preferred Stock, Series C Preferred Stock and Common Stock immediately prior to the Effective Time shall be converted into and become the right to receive (A) the Per Share Closing Amount; (B) the Per Share Holdback Amount (if any), (C) the Per Share Adjustment Amount (if any) and (D) the Per Share Escrow Amount (if any); and
          (ii) each of the issued and outstanding Shares of Series B Preferred Stock immediately prior to the Effective Time shall be converted into and become the right to receive (A) the Per Share Series B Preference Amount; (B) the Per Share Closing Amount; (C) the Per Share Holdback Amount (if any); (D) the Per Share Adjustment Amount (if any) and (E) the Per Share Escrow Amount (if any).
          (c) Any and all undeclared or unpaid dividends on the Shares immediately prior to the Effective Time shall be canceled at the Effective Time. All the Shares held in the treasury of the Company immediately prior to the Effective Time shall be canceled and no consideration of any kind shall be delivered in exchange therefor under this Agreement.
          (d) Parent shall be entitled to deduct and withhold from each Stockholder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of United States federal, state or local, or any foreign, Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholders in respect of which Parent made such deduction and withholding.
     1.6 Options and Warrants. (a) Set forth on Schedule 1.6(a) is a list of the holders of each outstanding option exercisable for shares of Common Stock (“Company Options”). At the Effective Time, each Vested Option that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, cease to be an option to purchase shares of Common Stock and be cancelled in exchange for the right to receive an amount of cash equal to the product obtained by multiplying (1) the sum of (A) Per Share Closing Amount, (B) the Per Share Holdback Amount (if any), (C) the Per Share Adjustment Amount (if any) and (D) the Per Share Escrow Amount (if any) less the per share exercise price of the Vested Option, by (2) the number of Shares subject thereto, as more fully set forth on Schedule 1.6(a). Notwithstanding the foregoing, payment of the amounts of Escrow Amount, if any, to the holders of Vested Company Options shall be made on the same schedule and under the same terms and conditions as apply to payment of the Escrow Amounts to Stockholders generally but no later than five (5) years after the Effective Time in accordance with U.S. Treas. Reg. Section 1.409A-3(i)(5)( iv)(A). At the Effective Time, the Company shall pay to each holder of Vested Options the portion of the Initial Cash Merger Consideration to which he or she is entitled pursuant to this Section 1.6(a), less applicable Taxes required to be withheld with respect to such payments.
          (b) At the Effective Time, each then-outstanding unvested option exercisable for shares of Common Stock (“Unvested Company Options”) shall, by virtue of the Merger, and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be assumed by Parent for the right to receive an amount of cash equal to the product obtained by multiplying (1) the Per Share Common Amount less the per share exercise price of the Unvested Company Option, by (2) the number of Shares subject thereto (the “Unvested Consideration”), which amount shall vest according to the same vesting schedule applicable to the Unvested Company Option as of the Effective Time. Parent shall pay the vested portion of the Unvested Consideration on March 31, June 30, September 30 and December 31 of each year or, if earlier, upon the termination of the recipient’s service, less applicable Taxes required to be withheld with respect to such payments.
          (c) At the Effective Time, each of the Comerica Warrants shall cease to be a warrant to purchase shares of Series B Preferred Stock and Series C Preferred Stock and be cancelled in exchange for the right to receive an amount of cash equal to the product obtained by multiplying (1) the sum of the (A) Per Share Closing Amount plus, in the case of the warrant to purchase shares of Series B Preferred Stock, the Series B Preference Amount applicable to such warrant, (B) the Per Share Holdback Amount (if any), (C) the Per Share Adjustment Amount (if any) and (D) the Per Share Escrow Amount (if any) less the per share exercise price of such warrant, by (2) the number of Shares subject thereto. At the Effective Time, the Company shall pay to each holder of Comerica Warrants the portion of the Initial Cash Merger Consideration to which it is entitled pursuant to this Section 1.6(c) less any amounts required to be withheld by Law.

     1.7 Stockholders’ Rights upon Merger.
          (a) Upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) shall cease to represent any rights with respect thereto, and, subject to applicable Law and this Agreement, the Certificates shall only represent the right to receive the portion of the Merger Consideration payable hereunder with respect to such Shares.
          (b) Notwithstanding anything contained herein to the contrary, to the extent that appraisal rights are available under the DGCL, any Shares that are issued and outstanding immediately prior to the Effective Time, that have not been voted for adoption of this Agreement and with respect to which appraisal rights have been properly and timely perfected in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time. If a holder of Dissenting Shares effectively withdraws or loses his, her or its right to appraisal and payment under the DGCL, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, when and as payable, the portion of the Merger Consideration payable with respect to such Shares hereunder upon surrender of the Certificates representing such Dissenting Shares in accordance with Section 1.5 hereof. The Company shall give Parent prompt notice of any demand received by the Company for appraisal of Shares. Except with the prior written consent of Parent or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
     1.8 Payment Mechanics.
          (a) Pursuant to an exchange agent agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), as of the Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares cash necessary to pay the Initial Cash Merger Consideration and the Holdback Amount to be paid in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund,” it being understood that any and all interest earned on funds deposited therein pending payment shall be turned over to Parent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 1.8 and Section 1.11 and the Exchange Fund shall not be used for any other purpose.
          (b) Parent will cause the Exchange Agent, within two (2) Business Days after the Closing Date, to deliver to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding Shares at the address set forth opposite such holder’s name on Schedule 1.8(b) (as updated from time to time in writing by the Company) a letter of transmittal and instructions for use in effecting a surrender of the Certificates in exchange for its respective portion of the Initial Cash Merger Consideration in the form attached hereto as Exhibit D (with respect to each Stockholder) (a “Letter of Transmittal”), provided that the Parent shall assist the Company in developing arrangements for the delivery of such materials at Closing to the stockholders of the Company, identified on Schedule 1.8(b) prior to the Closing to facilitate the payment of such holders’ portion of the Initial Cash Merger Consideration immediately following the Closing. Upon surrender of a Certificate, for cancellation to the Exchange Agent together with the submission of a duly completed and validly executed Letter of Transmittal to the Exchange Agent, the holder of the Shares, to which such Letter of Transmittal relates shall be entitled to receive in exchange therefore cash (without interest), representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement. Following the Effective Time and pending a Stockholder’s submission of a Letter of Transmittal, each such holder will be deemed, for all purposes, to hold an irrevocable right to receive that amount of consideration equal to his, her or its respective portion of the Initial Cash Merger Consideration into which such holder’s Shares shall have been so converted in accordance with this Agreement.
          (c) Parent shall cause the Exchange Agent to deliver, no later than three (3) Business Days after submission of a properly completed and duly executed Letter of Transmittal by a Stockholder cash (without interest), representing such holder’s respective portion of the Merger Consideration calculated and payable in accordance with this Agreement. At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
          (d) Any portion of the Exchange Fund that remains unclaimed by a holder of Shares twelve (12) months after the Effective Time shall be delivered to Parent and any such holder who has not returned a Letter of Transmittal in accordance with this Section 1.8 prior to that time shall thereafter look only to Parent for payment of such holder’s portion of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company, the Representative or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or, in either case, such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     1.9 Deliveries of the Company at Closing. At the Closing, the Company shall deliver to Parent:
          (a) the Escrow Agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit E, duly executed by the Representative;
          (b) the Certificate of Merger, duly executed by the Company;
          (c) the written resignations, effective the Closing Date, of each officer and director of the Company and each of its Subsidiaries as designated by Parent;
          (d) the required certification and proof of mailing provided for in Section 6.9(g) or if not provided, the Parent may withhold Taxes as provided in Section 6.9(g);
          (e) all consents and approvals relating to the Company or any of its Subsidiaries required to be obtained from the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”) and from third parties under Contracts listed and described on Schedule 2.4(b) hereto;

          (f) a certificate of good standing, or equivalent certificate, for the Company and each of its Subsidiaries, dated within five Business Days of the Closing Date, issued by the Government of the state, or other equivalent, of each such entities incorporation and the state(s), countries or other jurisdictions listed on Schedule 2.1 corresponding to each such entity;
          (g) all share transfer books, minute books and other corporate records of the Company and each of its Subsidiaries;
          (h) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company and each of its Subsidiaries, and resolutions of the Stockholders and board of directors of the Company, authorizing and approving the transactions contemplated hereby;
          (i) (i) audited balance sheets of the Company as of December 31, 2009, 2008 and 2007 and the related audited statements of income, shareholders equity and cash flows, together with notes and schedules thereto (“Annual Financial Statements”) and (ii) management accounts for the Company, including a balance sheet, income statement and cash flow for the three (3) months ended March 31, 2010 (collectively, the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements” ), which shall in the case of the Annual Financial Statements be certified by the Company’s accountants and in the case of the Interim Financial Statements be accompanied by an instrument executed by the chief financial officer of the Company certifying that such Interim Financial Statements were prepared in accordance with GAAP, excluding footnotes, consistently applied and fairly present the financial condition of the Company and its results of operation for the period specified therein; and
          (j) evidence, in a form and substance acceptable to Parent, in its sole discretion, that all option plans, including those under which Company Options have been issued, shall be terminated immediately upon the Effective Time.
     1.10 Deliveries of Parent at Closing. At the Closing, Parent shall deliver or cause to be delivered:
          (a) to the Exchange Agent, the Exchange Fund pursuant to Section 1.8;
          (b) to the Representative, the Escrow Agreement, duly executed by Parent;
          (c) to the Company, for payment to holders of Vested Options and Comerica Warrants, the portion of the Initial Cash Merger Consideration to which such holders are entitled pursuant to Sections 1.6(a) and 1.6(c).
          (d) to U.S. Bank, N.A. (the “Escrow Agent”), the Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 1.12; and
          (e) to the Representative, the Certificate of Merger, duly executed by Acquisition Subsidiary.

     1.11 Post-Closing Adjustment to Merger Consideration.
          (a) For purposes of this Section 1.11, Net Working Capital (which may be positive or negative), shall mean as of any date, the excess of the current assets of the Company and its Subsidiaries on a consolidated basis over the current liabilities of the Company and its Subsidiaries on a consolidated basis prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied in a manner consistent with the accounting principles applied in the preparation of the Annual Financial Statements (as hereinafter defined) of the Company and its Subsidiaries, provided, however, that the following adjustment to current assets and current liabilities shall be made: (i) current assets of the Company and its Subsidiaries shall exclude deferred Tax assets, in each case as reflected on the consolidated balance sheet of the Company and its Subsidiaries, (ii) current liabilities shall include any Tax liabilities related to the acceleration or exercise of any Company Options or the Comerica Warrants related to the consummation of the transactions contemplated by this Agreement and exclude any deferred Tax liabilities of the Company or any of its Subsidiaries and (iii) the calculation shall not include any Indebtedness.
          (b) Pre-Closing Estimates. At least three Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (such statement being, the “Good Faith Statement”) with a reasonable, good faith calculation of an estimate as of the Closing Date of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) calculated in accordance with Section 1.11(a) and (ii) the Indebtedness (the “Estimated Indebtedness”). Parent shall have reasonable access to copies of the working papers of the Company prepared or used in connection with the Company’s preparation of the Good Faith Statement. Parent shall have an opportunity to review with representatives of the Company and object to all or any part of the Good Faith Statement, such review to be reasonably prompt and any objection to be reasonable and in good faith. If the Estimated Closing Net Working Capital exceeds negative $10,300,000 (the “Target Net Working Capital”) (i.e., is a positive number or is between $0 and negative $10,300,000), then the Initial Cash Merger Consideration payable at the Closing pursuant to Section 1.10(a) shall be increased by an amount equal to the amount by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital as contemplated by Section 1.4. If the Estimated Closing Net Working Capital is less than the Target Net Working Capital (i.e., is a negative number greater than negative $10,300,000), then the Initial Cash Merger Consideration payable at the Closing pursuant to Section 1.10(a) shall be reduced by an amount equal to the amount by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital (i.e., that is if Estimated Closing Net Working Capital were a positive number, it would be greater than Target Net Working Capital if it too were a positive number). The Initial Cash Merger Consideration payable at the Closing pursuant to Sections 1.4 and 1.10(a) shall also be reduced by an amount equal to the Estimated Indebtedness.
          (c) Delivery of the Closing Balance Sheet and Closing Statement of Indebtedness. As soon as reasonably practicable following the Closing Date, and in any event within forty-five (45) calendar days thereof, Parent shall deliver to the Representative, (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital of the Company and its Subsidiaries prepared by Parent as of the Effective Time determined using the Closing Balance Sheet (the “Closing Net Working Capital”) and (iii) a statement reflecting the Indebtedness of the Company and its Subsidiaries immediately prior to the Closing (the “Closing Statement of Indebtedness”). The total amount of Indebtedness on the Closing Statement of Indebtedness shall be the “Closing Indebtedness”. The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Annual Financial Statements (as hereinafter defined) of the Company and its Subsidiaries. The Parties agree that the Closing Net Working Capital will be calculated in accordance with the Section 1.11(a) methodology described above. The Parties agree that the Closing Net Working Capital will be calculated to include all cash and cash equivalents (including cash reflected on the Closing Balance Sheet that was received from the acceleration or exercise of any Company Options and all restricted cash) and, in addition to other liabilities for accrued Taxes, a liability in the amount of $75,000 for certain Tax amounts.
          (d) Audit Rights; Agreement upon the Closing Net Working Capital and Closing Indebtedness. Upon delivery of the Closing Balance Sheet and the Closing Statement of Indebtedness, Parent shall provide the Representative and its accountants reasonable access to the accountants and accounting records of the Company and shall provide the Representative with reasonable access to any and all working papers prepared by the Company or Parent related to the preparation of the Closing Balance Sheet and the Closing Statement of Indebtedness, and the calculation of the Closing Net Working Capital and Closing Indebtedness. If the Representative disagrees with all or any part of the Closing Balance Sheet or the calculation of Closing Indebtedness, the Representative must notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (the “Dispute Notice”), within thirty (30) days after its receipt of the Closing Balance Sheet and calculation of the Closing Net Working Capital or the Closing Statement of Indebtedness or calculation of Closing Indebtedness, as the case may be. In the event that the Representative does not provide a Dispute Notice within such thirty (30) day period, the Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital and/or the Closing Statement of Indebtedness and the calculation of Closing Indebtedness delivered by Parent, which, in either or both cases, if not objected to within the relevant thirty (30) day period, shall then be final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and/or the calculation of the Closing Net Working Capital or the Closing Statement of Indebtedness and/or calculation of Closing Indebtedness, as the case may be. If, at the end of such period, they are unable to resolve such disagreements, then Parent and the Representative shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) calendar days of the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. Each of Parent and the Representative (or their respective designees) shall be permitted to submit a proposed Closing Balance Sheet or Closing Statement of Indebtedness, as the case may be and applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Parent and the Representative, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. It is the intent of the Parties that the process set forth in this Section 1.11(d) and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Parent, on one hand, and the Representative, on the other, by the Auditor in proportion to the extent either of such Parties did not prevail in the aggregate on items in dispute on their respective Closing Balance Sheets or Closing Statement of Indebtedness, as the case may be; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section, the other Party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the Parties. The amounts of the Closing Net Working Capital and Closing Indebtedness as finally determined in accordance with the terms of this Section 1.11 shall be referred to as the “Final Closing Net Working Capital” and “Final Closing Indebtedness,” respectively. The date on which the Final Closing Net Working Capital and Final Closing Indebtedness are finally determined in accordance with this Section 1.11(d) is hereinafter referred to as, the “Determination Date.”
          (e) Definitions. The following terms shall have the following meanings:
          (i) “Indebtedness Adjustment Amount,” which may be positive or negative, means the (A) Final Closing Indebtedness, minus (B) Estimated Indebtedness, each expressed as a negative number.
          (ii) “Working Capital Adjustment Amount,” which may be positive or negative, means (A) the Final Closing Net Working Capital, minus (B) the Estimated Closing Net Working Capital.
          For purposes of convenience only, the Parties agree that upon the final determination of the Indebtedness Adjustment Amount and the Working Capital Adjustment Amount, such amounts shall be aggregated for the purpose of paying the Adjustment Amount (as defined below) to Parent or the Representative, as the case may be. The sum of the Indebtedness Adjustment Amount and the Working Capital Adjustment Amount shall be the “Adjustment Amount”. For example, if the Indebtedness Adjustment Amount equals negative $1,000,000 (i.e., such amount is owed to Parent) and the Working Capital Adjustment Amount equals positive $100,000 (i.e., such amount is owed to the Stockholders), each as finally determined, then the Adjustment Amount would be negative $900,000 and such amount would be owed to Parent in accordance with the terms of this Section 1.11.
          (f) Adjustments. Immediately upon the expiration of the 30-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon notification by the Representative that no Dispute Notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.11, the Merger Consideration shall be adjusted as follows:
          (i) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within one (1) Business Day of the Determination Date, Parent shall deposit, without interest, (by wire transfer of immediately available funds) with the Exchange Agent, the Adjustment Amount and shall instruct the Exchange Agent to distribute to the Stockholders (other than any Stockholder who holds Dissenting Shares), the holders of the Vested Options and the holders of the Comerica Warrants (A) the Holdback Amount, and (B) the Adjustment Amount.
          (ii) If the Adjustment Amount is a negative number, that if positive, would be less than the Holdback Amount, then, promptly following the Determination Date, and in any event within one (1) Business Day of the Determination Date, Parent shall instruct the Exchange Agent, to distribute to the Stockholders (other than any Stockholder who holds Dissenting Shares), the holders of the Vested Options and the holders of the Comerica Warrants the amount by which the Holdback Amount exceeds the Adjustment Amount (assuming the negative Adjustment Amount was a positive number). The Exchange Agent shall return the remaining amount of the Holdback to Parent.
          (iii) If the Adjustment Amount is a negative number, that if positive, would be greater than the Holdback Amount, then (A) the Exchange Agent shall return the Holdback Amount to Parent and (B) an amount that is equal to the amount by which such Adjustment Amount, assuming the negative Adjustment Amount was a positive number, exceeds the Holdback Amount shall be paid from the Escrow Account.
          For purposes of this Agreement, “Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money, including, without limitation, all amounts payable under or pursuant to the Loan and Security Agreement, by and between the Company and Comerica Bank, dated as of December 20, 2005, as amended on December 20, 2006, February 25, 2008, December 8, 2008 and December 29, 2009 upon the prepayment on the Closing Date of all amounts due and owing thereunder; (ii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company or a Subsidiary, which have been endorsed by the Company or a Subsidiary for collection in the ordinary course of business); (iii) guaranties securing indebtedness for borrowed money; (iv) all amounts drawn under outstanding letters of credit (v) all deferred compensation obligations, including (A) all payment obligations under the Company’s non-qualified deferred compensation plans (the “Non-Qualified Deferred Compensation Plans”) and (B) any underfunded pension or post-retirement liabilities of the Company and the Subsidiaries as required to be measured under SFAS 87 or SFAS 106 at the transaction date (the “Underfunded Liabilities”); (vi) all costs and obligations incurred in connection with a change of control of the Company or any Subsidiary, except to the extent such costs and obligations are accrued as a liability in the calculation of the Closing Net Working Capital; (vii) dividends payable on any Shares, regardless of whether or not accrued; (viii) all indebtedness related to any bridge financing or similar arrangement; and (ix) all interest, any premiums payable or any other costs or charges (including any prepayment penalties, except to the extent such penalties are accrued as a liability in the calculation of the Closing Net Working Capital) on any instruments or obligations described in clauses (i) through (viii) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

     1.12 Escrow.
          (a) Escrow Account. On the Closing Date, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent, to be held in escrow to satisfy, at least in part, any claims by (i) any Parent Indemnified Person for any indemnification claim of any Parent Indemnified Person pursuant to Section 7.2; or (ii) any Parent Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby (the “Escrow Account”). The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement.
          (b) The Representative. Upon any claim for indemnification pursuant to Section 7.2, the Representative shall serve as the designated representative of the Stockholders for purposes of receiving notices, contesting claims, and authorizing payments for such claims. If the Stockholders become obligated (whether through mutual agreement between Parent and the Representative, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide an adjustment payment, indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Parent and the Representative shall, if necessary for release of funds from the Escrow Account, promptly execute joint written instructions to the Escrow Agent to disburse the appropriate amount from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.
          (c) Remaining Balance in Escrow Account. Upon the expiration of the fifteen (15) month period following the Closing Date and in accordance with the terms of the Escrow Agreement, Parent and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to such account(s) designated by the Stockholders or the Representative, any remaining amounts in the Escrow Account, together with any interest earned on any such amount, for distribution to the Stockholders in accordance with the terms of the Escrow Agreement.
          (d) Merger Consideration Adjustments. Except for any interest amount(s) paid thereon, any amounts distributed to Parent pursuant to the provisions of this Section 1.12 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.
     1.13 Organizational Documents of the Surviving Company. The Certificate of Incorporation and Bylaws of the Surviving Company shall be as set forth in Exhibit F and Exhibit G, respectively.
     1.14 Directors and Officers of the Surviving Company. The directors and officers set forth on Schedule 1.14 shall be the directors and officers of the Surviving Company, effective as of the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.
     1.15 Stockholders’ Representative; Actions.
          (a) Stephen Van Beaver has been appointed as the true and lawful attorney-in-fact of the Stockholders for all matters in connection with this Agreement and the Escrow Agreement (the “Representative”) pursuant to and by virtue of the requisite approval of this

Agreement by the holders of the Shares. The Representative will act on behalf of the Stockholders with respect to all matters requiring action by the Stockholders under this Agreement or the Escrow Agreement. The Representative hereby accepts such appointment. In the event of the incapacity of the Representative, a successor representative will be appointed by a majority of the Stockholders.
          (b) The Representative shall take all actions required to be taken by the Stockholders under this Agreement or the Escrow Agreement and may take any action contemplated by this Agreement or the Escrow Agreement. By giving notice to the Representative in the manner provided by Section 9.1, Parent shall be deemed to have given notice to all Stockholders. Any action taken by the Representative may be considered by Parent to be the action of the Stockholder(s) for whom such action was taken for all purposes of this Agreement or the Escrow Agreement.
          (c) In the event that Parent gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in his or her sole judgment, whether to retain counsel (and to select that counsel) to protect the Stockholders’ interests, subject to Section 7.5, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Stockholders pursuant to this Agreement or the Escrow Agreement, including without limitation whether to consent or withhold his or her consent to any settlement or compromise of a claim.
          (d) The Representative shall not be liable to any Stockholder for any act or omission taken pursuant to or in conjunction with this Agreement, except for his or her own gross negligence or willful misconduct. The Stockholders shall indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him or her as Representative in accordance with this Agreement or the Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Parent that the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
     2.1 Organization, Qualification and Power.
          (a) Each of the Company and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth opposite the name of the Company and each of its Subsidiaries in Schedule 2.1(a).

The Company has delivered or made available to Parent, true, complete and correct copies of the organizational and constituent documents of each of the Company and each of its Subsidiaries.
          (b) Except as set forth on Schedule 2.1(b), each of the Company and each of its Subsidiaries has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is currently engaged and holds all authorizations, licenses and permits necessary and required therefore except where the failure to hold such authorizations, licenses or permits would not adversely affect the operations of the Company or any of its Subsidiaries and cause the Company or any of its Subsidiaries to pay an amount less than $10,000 to remedy such failure and all such authorizations, franchises, licenses and permits are valid and subsisting. Each of the Company and each of its Subsidiaries is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.1(b). None of the Company or any of its Subsidiaries is required to be registered, licensed or qualified to do business in any other jurisdiction except where the failure to be so registered, licensed or qualified to do business would not adversely affect the operations of the Company or any of its Subsidiaries and cause the Company or any of Subsidiaries to pay an amount less than $10,000 to remedy such failure.
     2.2 Subsidiaries. Other than the entities listed on Schedule 2.2, the Company does not, directly or indirectly, own or have the right or the obligation to acquire any capital stock, equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock, equity or similar interest in, any Person. Except as set forth on Schedule 2.2, none of the Company’s Subsidiaries directly or indirectly owns or has the right or the obligation to acquire any capital stock or other equity interest in any Person. Schedule 2.2 sets forth a true, correct and complete list of each of the Company’s Subsidiaries indicating (i) its officers and directors and (ii) the record owners of all of its issued and outstanding capital stock or other equity interest and the number of authorized, issued and outstanding capital stock or other equity interest of each class and the amount of capital stock or other equity interest unissued and reserved for any purpose. All of the outstanding capital stock or other equity interest of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 2.2, are wholly owned by the Company or a Subsidiary of the Company of record and beneficially free from all Liens of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of the Company’s Subsidiaries is a party or by which it is bound obligating any of the Company’s Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any capital stock or other equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company’s Subsidiaries. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association limited liability company or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

     2.3 Capitalization and Related Matters.
          (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Common Stock, of which 4,744,245 shares are issued and outstanding, 8,000,000 shares of Series A Preferred Stock, of which 8,000,000 shares are issued and outstanding, 7,642,443 shares of Series B Preferred Stock, of which 7,616,280 shares are issued and outstanding and 3,400,000 shares of Series C Preferred Stock, of which 3,375,000 shares are issued and outstanding (each, a “Share” and, collectively, the “Shares”). Schedule 2.3(a) lists each holder of the Shares and the class and number of Shares owned by such holder. All shares of capital stock in the Company are owned by the Stockholders, of record and beneficially, and constitute the only issued and outstanding capital stock of the Company. All of the Shares were duly authorized and validly issued and are fully paid and non-assessable.
          (b) Except for the Company Options and the Comerica Warrants and as disclosed on Schedule 2.3(b)(i), (i) there are no authorized or outstanding (A) securities of the Company other than the Shares or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company’s capital stock, and (ii) the Company is not subject to any obligation to issue, sell, deliver, redeem or otherwise transfer, acquire or retire the Shares or any other securities of the Company. Except as described on Schedule 2.3(b)(i), there are no shareholder agreements, buy-sell agreements, voting trust or other agreement or understanding to which the Company or any Subsidiary of the Company is a party or to which it is bound, all such agreements previously in effect shall be terminated on the Closing Date. Schedule 2.3(b)(i) sets forth a list of each Company Option (other than the Unvested Company Options) and the exercise price of each such option and separately, at the Effective Time as a result of the Merger reflecting any acceleration of vesting or adjustment to purchase price or exercise price of such option, the date of grant and the vesting schedule. Schedule 2.3(b)(ii) sets forth a list of each Unvested Company Option and the exercise price of each such option and separately, at the Effective Time as a result of the Merger reflecting any acceleration of vesting or adjustment to purchase price or exercise price of such option, the date of grant and the vesting schedule.
          (c) Each of the Company Options may, in accordance with their respective terms, be treated in the manner provided for herein.
          (d) All of the Shares and all options, warrants or other securities of the Company have been issued in accordance with applicable federal and state securities laws. The transactions contemplated by this Agreement are not subject to any preemptive rights.
          (e) Each of the amounts payable to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock under Section 1.5 has been calculated and will be paid (when paid in accordance with and subject to the terms of this Agreement) in accordance with and subject to all terms of the Certificate of Incorporation of the Company set forth as Exhibit 4.1 hereto, which will be duly authorized and filed with the Delaware Secretary of State prior to or at Closing, and any other agreements binding upon the Company or to which the Company is subject and all applicable Laws.

     2.4 Enforceability; Noncontravention.
          (a) The Company has full power and authority to enter into each of this Agreement and the Escrow Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles
          (b) Except as set forth on Schedule 2.4(b), neither the Company, nor any Subsidiary is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, lease, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by them of this Agreement, the Escrow Agreement or the agreements contemplated hereby or thereby or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 2.4(b), other than obtaining the Requisite Stockholder Approval, no permit, consent, waiver, expiration of any waiting period, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement and the Escrow Agreement by the Company or the Representative, or the consummation by the Company or the Representative of the transactions contemplated hereby or by the Escrow Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, claim, encumbrance, security interest, charge, pledge, equitable interest or other restriction or adverse claim of whatever nature, including any restrictions on use, transfer, receipt of income, voting or exercise of any other attribute of ownership (collectively, “Liens”) against the Shares, Company, its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries. Subject to obtaining the Requisite Stockholder Approval, none of the execution and delivery of this Agreement or the Escrow Agreement by the Company or the Representative, the performance by the Company and the Representative of its obligations hereunder or under the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of any provision of the organizational documents of the Company or its Subsidiaries.
          (c) The affirmative vote of (i) at least a majority of the stockholders, and (ii) at least a majority of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a single class, is the only vote of the holders of any of the Company’s capital stock necessary in connection with the execution of this Agreement and the consummation of the Merger (the “Requisite Stockholder Approval”).

     2.5 Financial Statements.
          (a) Set forth on Schedule 2.5(a) are (i) the Annual Financial Statements and (ii) the Interim Financials. For purposes of this Agreement, the unaudited consolidated balance sheet of the Company as of March 31, 2010 shall be considered the “Balance Sheet.” Schedule 2.5(a) lists, and the Company has delivered or made available to Parent, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements”, if any (as defined in Item 303(c) of Regulation S-K under the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”)) effected by the Company. Schedule 2.5(a) lists all non-audit services performed by Pricewaterhouse Coopers LLP for the Company for the year ended December 31, 2009.
          (b) The Financial Statements were derived from the books and records of the Company and its Subsidiaries and (i) are true, complete and correct in all material respects, (ii) present fairly the financial position, results of operations, and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP applied consistently, subject, in the case of the Interim Financials, to the absence of footnotes.
          (c) (i) No “person” or “entity” (as such terms are defined in 16 C.F.R. § 801.1(a)(1) and 16 C.F.R. §801.1(a)(2)) “controls” the Company within the meaning of 16 C.F.R. § 801.1(b); (ii) the Company is its own ultimate parent entity (as defined in 16 C.F.R.§ 801.1(a)(3)); (iii) the Company is not “engaged in manufacturing” (as defined in 16 C.F.R. § 801.1(j)); and (vi) the Company does not satisfy the size-of-person test set forth in 15 U.S.C. § 18a(a)(2)(B)(ii)(II).
     2.6 Books and Records; Business Practices and Financial Controls.
          (a) True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records of each of the Company and its Subsidiaries have been made available by the Company to Parent, and such books and records have been maintained in accordance with good business practices and reflect the assets and liabilities of each. The minute books of each of the Company and its Subsidiaries contain accurate and complete records of all duly called and held meetings of, and action taken by, the members or stockholders, as applicable, the Boards of Directors or Managers, as applicable, and committees of the Boards of Directors or Managers, as applicable, of each of the Company and its Subsidiaries, and no duly called and held meeting of any such members or stockholders, as applicable, Board of Directors or Managers, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books. Except as set forth on Schedule 2.6(a), at the Closing, all of the books and records will be in the possession of the Company and its Subsidiaries.
          (b) None of the directors, officers, agents or employees of either the Company or any of its Subsidiaries or any of their respective Affiliates acting with, on behalf of, or for the benefit of, either the Company or any of its Subsidiaries, has established, maintained or created any fund, asset or liability with respect to the Company or its Subsidiaries that has not been recorded in the books and records of either the Company or its Subsidiaries.

          (c) The Company is not aware of, nor has Company’s independent auditors notified the Company of, and Company does not have any knowledge of, (i) any current material weakness or other deficiencies in the system of internal accounting controls utilized by Company, other than as set forth in Schedule 2.6(c), (ii) any fraud, whether or not material, that involves Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or (iii) any claim or allegation regarding any of the foregoing.
     2.7 No Undisclosed Liabilities.
          (a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations required to be disclosed under GAAP whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:
          (i) to the extent and for the amount reflected as a liability on the Balance Sheet;
          (ii) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which will or may reasonably be expected to have a material adverse effect upon the Company) that are not required to be set forth in a Schedule hereto;
          (iii) obligations for performance (but not for breach) under Contracts; and
          (iv) the other obligations and liabilities specifically disclosed on Schedule 2.7(a).
“Ordinary Course of Business” means the ordinary course of commercial operations customarily engaged in by such Person consistent with past practices, and specifically does not include activity (i) involving the purchase or sale of such Person or any product line or business unit thereof other than as contemplated by this Agreement or (ii) that requires approval by the Board of Directors or its Stockholders pursuant to the DGCL or any agreement between the Company and its Stockholders.
     2.8 Taxes.
          Except as set forth on Schedule 2.8:
          (a) The Company and its Subsidiaries have filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by each of them, and such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any Subsidiary of the Company has entered into any “listed transactions” as defined in Treasury regulation Section 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury regulation Section 1.6011-4.

          (b) Schedule 2.8(b) lists all Tax Returns required to be filed by the Company and its Subsidiaries for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
          (c) All Taxes due and owing by the Company or any Subsidiary of the Company (whether or not reflected on any Tax Return) have been timely and fully paid.
          (d) Company and its Subsidiaries have properly classified each current and former employee, consultant, sales representative, commercial agent, freelancer or other service provider as an employee or independent contractor (or such similar designation as may apply under non-U.S. law) for purposes of all applicable U.S. and non-U.S laws, including but not limited to, (i) timely and properly withholding and paying all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law), (ii) the provision of mandated benefits and (iii) for all purposes under each Plan.
          (e) Within the last ten (10) years, neither the Company nor any of its Subsidiaries has acquired the assets of any corporation in a transaction described in Section 381(a) of the Code.
          (f) Each of the Company and its Subsidiaries has either (i) filed or caused to be filed with the appropriate Government all unclaimed property reports required to be filed and has remitted to the appropriate Government all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.
          (g) The aggregate unpaid Taxes of the Company and its Subsidiaries do not and will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements and on the Balance Sheet, respectively.
          (h) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any Subsidiary of the Company and no such Liens are anticipated.
          (i) Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
          (j) The Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
          (k) Neither the Company nor any Subsidiary of the Company is a party to or a partner in any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal Income Tax purposes.

          (l) No claim in writing has ever been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (m) To the knowledge of the Company, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary of the Company.
          (n) Neither the Company nor any Subsidiary of the Company has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where neither the Company nor any Subsidiary of the Company has filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary of the Company.
          (o) True, correct and complete copies of all Tax Returns relating to Income Taxes (“Income Tax Returns”), Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company or any Subsidiary of the Company with respect to the last three years with the Internal Revenue Service or any other taxing authority have been delivered or made available to Parent.
          (p) Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, in a payment that would not be fully deductible as a result of Section 280G of the Code or any similar provision of non-U.S., state, or local law, including the consummation of the transactions contemplated by this Agreement.
          (q) None of the assets of the Company or any Subsidiary of the Company is property that the Company or any Subsidiary of the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
          (r) None of the assets of the Company or any Subsidiary of the Company has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither the Company nor any Subsidiary of the Company is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any Subsidiary of the Company is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.
          (s) None of the assets of the Company or any Subsidiary of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (t) Except as set forth on Schedule 2.8(t), neither the Company nor any Subsidiary of the Company has a permanent establishment in any foreign country.
          (u) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (v) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.
          (w) Except as set forth on Schedule 2.8(w), neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
          (x) As used in this Agreement, “Taxes” means all taxes and all charges, fees, levies, or other assessments in the nature of taxes, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”
          (y) As used in this Agreement, “Tax Returns” means all returns, reports, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”
     2.9 Assets and Real Property.
          (a) Except as set forth on Schedule 2.9(a) and except for any tangible personal property disposed of by the Company or its Subsidiaries, as applicable, in the Ordinary Course of Business since the date of the Balance Sheet, the Company or one of its Subsidiaries is the sole owner of all right, title, and interest in and to all assets reflected as being owned by it on the Balance Sheet and all other assets and property, real and personal owned, held or used by it, other than (i) Company Intellectual Property (which shall be covered by Section 2.14) and (ii) any property or assets leased to the Company or its Subsidiaries (collectively the “Assets,”) and together with all Company Intellectual Property and property or assets leased to the Company or its Subsidiaries (the “Property” )), and, except as set forth on Schedule 2.9(a), there exists no restriction on the use or transfer of the Property, other than Company Intellectual Property

(which shall be covered by Section 2.14). Except as set forth on Schedule 2.9(a), no Property, other than Company Intellectual Property (which shall be covered by Section 2.14), is in the possession of others and neither the Company nor any of its Subsidiaries holds any property on consignment. The Company and its Subsidiaries have (i) good and indefeasible title to all of the Assets, free and clear of all Liens, and (ii) a valid leasehold interest in all of the leased Property or a valid license right to use all of the licensed Property, other than Company Intellectual Property (which shall be covered by Section 2.14), free and clear of all Liens. Upon the Closing, the Company and its Subsidiaries shall continue to be vested with good and indefeasible title to, or a valid leasehold interest or license right interest in the Property, other than Company Intellectual Property (which shall be covered by Section 2.14).
          (b) All of the tangible Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.
          (c) Set forth on Schedule 2.9(c) is a legal description of each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”).
          (d) Schedule 2.9(d) contains a complete and accurate list of all real property interests leased by the Company or one of its Subsidiaries as tenant (collectively, the “Leased Real Property”) and a complete and accurate list of each lease pursuant to which the Company or its Subsidiary leases such Leased Real Property as a tenant (the “Real Property Leases”). Except as set forth on Schedule 2.9(d), each of the Real Property Leases may be assigned or otherwise transferred by the Company or its applicable Subsidiaries without the consent or other action of any other Person. The Leased Real Property and the Owned Real Property are collectively referred to as the “Company Real Property”).
          (e) Except as set forth in Schedule 2.9(e), the Company or its applicable Subsidiary holds a valid leasehold interest in the Leased Real Property pursuant to a Real Property Lease, and each Real Property Lease is enforceable against the Company and to the Company’s knowledge the applicable landlord(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Company, its Subsidiaries (if applicable) or, to the Company’s knowledge, the applicable landlord, is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound, and no event caused by, relating to or affecting the Company or such Subsidiary or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default by the Company or its Subsidiary thereunder which may result in the termination or cancellation thereof, diminish the enforceability thereof, or otherwise contravene, conflict with or modify the terms and requirements of any of the Real Property Leases. The Real Property Leases are without modification (written or oral) except as set forth in any supplement or amendment to such Real Property Leases, and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, have been provided or made available to Parent. Each such Real Property Lease is in full force and effect. Neither the Company nor any of its Subsidiaries (if applicable) has assigned, transferred or conveyed their interests in the Real Property Leases. Neither the Company nor any Subsidiary of the Company leases or subleases any Company Real Property as landlord to any third party tenants or subtenants.
          (f) Except as set forth in Schedule 2.9(f), (i) there are no leases, subleases, licenses, concessions or other agreements of the Company or any of its Subsidiaries, written or oral, granting to any person or entity the right to use or occupy any portion of the Company Real Property, and no person or entity (other than the Company or such Subsidiary) is in possession of any portion of the Company Real Property; (ii) neither the Company nor any of its Subsidiaries has any knowledge or notice of any existing or intended use of any adjacent or nearby real property which would adversely affect the value or use of the Company Real Property; (iii) there is no pending or threatened eminent domain proceeding that would result in the taking of all or any material part of any of the Company Real Property and (iv) from and after March 31, 2010, to and including the date of this Agreement, there have been no casualty losses exceeding $50,000, in the aggregate, affecting the Company Real Property.
     2.10 Necessary Property. Except as set forth on Schedule 2.10, the Property, other than Company Intellectual Property (which shall be covered by Section 2.14), constitutes all property and property rights now used or necessary for the conduct of the Company’s business in the manner and to the extent presently conducted by the Company and its Subsidiaries. There exists no condition, restriction or reservation affecting the title to or utility of the Property, other than Company Intellectual Property (which shall be covered by Section 2.14), or that would prevent the Company or any of its Subsidiaries from enforcing its rights with respect to its Property, other than Company Intellectual Property (which shall be covered by Section 2.14), after the Merger.
     2.11 Accounts Receivable; Inventories.
          (a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Company and its Subsidiaries and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof and as of the end of the last completed calendar month prior to the Closing Date. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting, and except as set forth on Schedule 2.11(a) all such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Balance Sheet, the Accounts Receivable are fully collectible and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance, in each case, in accordance with the terms of the applicable Contract. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 2.11(a). The Company and its Subsidiaries have not invoiced or otherwise charged any of its respective customers for amounts in excess of the amounts that such customer had theretofore agreed to pay for the good and services provided to it by the Company or its Subsidiaries. The Accounts Receivable do not include any amounts that represent invoices for products or services not yet delivered or rendered, unless such amount was billed in accordance with the terms of the respective customer contractual agreement and such amount has a corresponding amount that is recorded in deferred revenue on the Balance Sheet. All amounts billed by the Company and each of its Subsidiaries have been billed in accordance with the terms of the respective customer contractual agreement and are collectible in accordance with such terms. All asserted penalties and incurred but not yet asserted penalties under such customer contractual agreements that may be assessed have reduced the Accounts Receivable and the deferred revenue balance as of the Closing Date.
          (b) The inventories of the Company and/or its Subsidiaries are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP. Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Company. None of the inventory of the Company any of its Subsidiaries is held on consignment, or otherwise, by third parties. Schedule 2.11(b)(i) through (iv) sets forth (i) any off-balance sheet inventory that is held as safety stock and owned by a supplier of any of the Company or its Subsidiaries which has not yet been delivered to the Company or its Subsidiary, (ii) any inventory held by a reseller of any of the Company or its Subsidiaries which may be returned or put back to any of the Company or its Subsidiaries if unsold by such reseller; (iii) any consignment inventory; and (iv) any purchase volume commitments that obligate the Company or any of its Subsidiaries.
     2.12 Contracts and Commitments.
          (a) Except as set forth on Schedule 2.12(a)(i)-2.12(a)(xxiv) or as disclosed on Schedule 2.14(c), none of the Company or any of its Subsidiaries is a party to or otherwise obligated under any of the following, whether written or oral:
          (i) Any contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of $250,000, in any such case, by the Company or any of its Subsidiaries to any other person or entity, including any customer, reseller or agent;
          (ii) Any contract or agreement with any customer, reseller or agent in excess of $50,000;
          (iii) Any contract or agreement containing any most favored customer or similar provision;
          (iv) Any service level agreement or contract;
          (v) Any single contract or purchase order providing for an expenditure by the Company or any of its Subsidiaries in excess of $50,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company or any of its Subsidiaries in excess of $50,000;
          (vi) Any contract providing for an expenditure by the Company or any of its Subsidiaries for the purchase, lease or sale of any real property;

          (vii) Any contract, bid or offer to sell products or to provide services to third parties which (A) the Company or any of the Company’s Subsidiaries knows or has reason to believe is at a price which would result in a net loss to the Company or any of the Company’s Subsidiaries on the sale of such products or provision of such services or (B) contains terms or conditions which the Company or any of the Company’s Subsidiaries cannot reasonably expect the Company or its Subsidiary to satisfy or fulfill in whole or in part;
          (viii) Any purchase commitment for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or any of its Subsidiaries or at a price in excess of the current reasonable market price (A) at the time of such commitment or (B) at the time of expected delivery of such materials, supplies, component parts or other items or services;
          (ix) Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of real and personal property leased in the Ordinary Course of Business with annual lease payments no greater than $50,000);
          (x) Any contract pursuant to which the Company or any of its Subsidiaries is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by any Stockholder or an officer or employee of the Company or any of its Subsidiaries or any Affiliate thereof;
          (xi) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;
          (xii) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to indebtedness for borrowed money (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith and total payoff amount as of the payoff date specified thereon);
          (xiii) Any assumption, surety, guarantee, support, indemnity or other similar type contract or agreement guaranteeing or supporting the obligations of another Person;
          (xiv) Any arrangement or other agreement which involves (A) a sharing of profits, (B) future payments of $50,000 or more per annum to other persons (other than pursuant to employment arrangements), or (C) any joint venture, partnership or similar contract or arrangement.
          (xv) Any sales agency, sales representation, consulting, or franchise agreement that is not terminable in 30 days or less without cost or penalty;

          (xvi) Any contract (A) prohibiting competition by the Company or any of the Company’s Subsidiaries, (B) prohibiting the Company or any of its Subsidiaries or their employees from freely engaging in any business anywhere in the world (other than the Company’s standard employee confidentiality and employee non-compete agreements) or (C) prohibiting the disclosure of trade secrets or other confidential or proprietary information (other than employee nondisclosure agreements and other non-disclosure agreements entered into in the Ordinary Course of Business);
          (xvii) Any contract or commitment providing for the payment of cash or other benefits upon the sale, merger or other change of control of the Company or any of its Subsidiaries or a substantial portion of the respective assets of any of them;
          (xviii) Any contract pursuant to which the Company or any of its Subsidiaries has entered into or has agreed to enter into any hedging or similar transactions; (xix) Any contract pursuant to which the Company or any of its Subsidiaries has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like;
          (xx) Any license, sublicense, assignment or agreement that is included in or related to the Company Intellectual Property other than generally commercially available, off-the-shelf software programs;
          (xxi) Any (A) contract pursuant to which a penalty, incurred or explicit, has been incurred or assessed, (B) no charge sales order which is a sales order where there is no charge for an item on such order, (C) class A or class AC change, (D) contract pursuant to which any service level agreement penalties, incurred or explicit, have been incurred or assessed or to the Company’s knowledge, will be incurred or assessed within 12 months of the date hereof or (D) contract pursuant to which a service credit has been provided;
          (xxii) Any other material contract or commitment which is not cancelable without penalty on 30 days notice or less and which is not specifically described on any other Schedule to this Agreement;
          (xxiii) Any contract, agreement or commitment obligating the Company or any of its Subsidiaries to deliver future product enhancements; and
          (xxiv) Any contract pursuant to which the Company or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or services offerings not in commercial existence as of the date hereof.
     2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of Indebtedness to which the Company or one of its Subsidiaries is a party or is otherwise obligated (individually, a “Contract” and collectively, the “Contracts”) is a valid, binding and enforceable obligation of the Company or one of its

Subsidiaries and to the Company’s knowledge, the other parties thereto in accordance with its terms and conditions. Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party to any of the Contracts is in material default under or in material violation of such Contract, and there are no material disputes pending or threatened with regard to any Contract. Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party to any of the Contracts is in default under or in violation of any provision of such Contract related to (i) any most favored customer or similar provision in any such Contract, or (ii) any letter of credit or performance bond obligation set forth in any Contract. Except as set forth on Schedule 2.13.1, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Contract by the Company, any of its Subsidiaries or any other party to such Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property or any of the equity interests of the Company or any of its Subsidiaries, or, would require any consent thereunder. The Company has delivered or made available to Parent, a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c) and a true, complete and accurate description of each oral Contract required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c), and none of such Contracts has been modified or amended in any respect (including with respect to any customer requirements or expectations that are different then, or in addition to, those set forth in such Contracts), except as reflected in such disclosure to Parent. None of the Company or any of its Subsidiaries has any commitments or other obligations (including with respect to software feature or development obligations or commitments), written or oral, to any customer, reseller, agent or other third party, except for those explicitly and expressly set forth in the Contracts required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c). All deliverables required to be delivered by the Company or any of its Subsidiaries under any Contract, implied or explicit, have been delivered in accordance with customer, reseller or agent requirements set forth in such Contract. Except as set forth on Schedule 2.13.2, all work for each Contract that has been fully invoiced (i.e., the aggregate amount of invoices with respect to each such Contract equals or exceeds the total contract price) has been fully and completely performed in accordance with the Contract specifications with respect to the required scope of work. Schedule 2.13(a)(ii) sets forth the cost to the Company and its Subsidiaries, from the date of this Agreement, to complete each of the Contracts which relate to customers, resellers or agents.
     2.14 Intellectual Property.
          (a) For purposes of this Agreement, the following terms shall have the identified meanings:
          (i) “Intellectual Property” means: intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) tangible works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (ix) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
          (ii) “Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.
          (iii) “Company Manufacturing Tools” means methods of manufacture, process engineering, know-how, schematics, trade secrets, methods, algorithms, machine settings and Software developed by or for the Company or its Subsidiaries used in the Ordinary Course of Business.
          (iv) “Company Software” means all Software that (i) is material to the operation of the Company and its Subsidiaries, (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company or any of its Subsidiaries, (iii) is used or held for use by the Company or any of its Subsidiaries in connection with its work for customers or its products or services, and/or (iv) is one of Company Manufacturing Tools.
          (v) “Owned Software” means all Company Software that is owned or purported to be owned by the Company or any Subsidiary of the Company.
          (vi) “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically required to be permitted by applicable law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; (x) MIT License; and (xi) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
          (vii) “Software” means all computer software, firmware, programs, and data, in any form, including without limitation, source code, object code, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
          (b) Schedule 2.14(b)(i) contains a true, complete and accurate list of each of the following items of Company Intellectual Property: patents and patent applications, trademarks, service marks, trade names, corporate names, whether or not registered, and the registrations of and applications for registration of the foregoing; registered copyrights and applications for copyright registration; registered industrial designs, and domain names and registrations thereof, (such items required to be listed, referred to herein as “Scheduled Company Intellectual Property”). Schedule 2.14(b)(i) accurately summarizes, where applicable, the following for each item of Scheduled Company Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), and country of origin. Schedule 2.14(b)(ii) contains a true, complete and accurate list of each material Software application (indicating current version number) included in the Owned Software. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Scheduled Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting authorities. All such Scheduled Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing.
          (c) Schedule 2.14(c) contains a list of all agreements (whether written or oral) relating to Intellectual Property (including Company Software and any other Software used in the Ordinary Course of the Business) to which the Company or a Subsidiary of the Company is a party or is otherwise obligated, including without limitation any agreement by which the Company or such Subsidiary (i)(A) licensed any Person under any Company Intellectual Property or sublicensed any Person under any Intellectual Property owned by another Person, (such agreement, a “Company Intellectual Property License”); (B) is licensed under any Intellectual Property owned by another Person (such agreement, a “Third Party Intellectual Property License”); (C) uses, owns, assigned or is assigned any right or interest in, settled any dispute, or released or was released from any claim pertaining to, any Intellectual Property; (D) is restricted in or obligated with respect to, or has restricted or obligated another with respect to, the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property; (E) granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property; or (F)

has other than in the Ordinary Course of Business consistent with statutory provisions governing the sale of goods (including the license of software to its customers), given, obtained or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property, or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i), (each such agreement described in this Section 2.14(c), a “Company Intellectual Property Agreement”). Notwithstanding anything to the contrary in this Section 2.14(c), in no event shall Company be obligated to list (x) any agreements for off the shelf commercially available software products, each of which the Company could acquire immediately following the Closing at a cost not to exceed $3,000 per copy for the same rights held by the Company immediately prior to Closing, or (y) the Company’s standard agreements granting its customers the right to use Software in the Ordinary Course of Business.
          (d) Except as described in Schedule 2.14(d), the Company and its Subsidiaries have good, valid and legal title to, and are the sole and exclusive owner of all right, title and interest in and to, Company Intellectual Property, free and clear of all Liens (other than restrictions on Company Intellectual Property that are set forth in the terms and conditions of Third Party Intellectual Property Licenses listed in Schedule 2.14(c). The Company and its Subsidiaries have the right to use and otherwise exploit in the manner currently used or exploited by the Company and its Subsidiaries (or as proposed to be used or exploited by the Company and its Subsidiaries evidenced by products currently subject to beta testing), Company Manufacturing Tools, Company Software and all other Intellectual Property used or exploited by the Company and its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries, and Parent and the Surviving Company shall continue to have such rights after the Closing. The Company and its Subsidiaries have the right to use and otherwise exploit in the manner proposed to be used or exploited by the Company and its Subsidiaries as evidenced by a written business plan, written development plan, product roadmap or computer software code, Company Manufacturing Tools, Company Software (other than ordinary course OEM software licenses (e.g., Microsoft Office and Oracle) and licenses for the use of Intellectual Property contained in OEM equipment incidental to the Company’s products (e.g., deep packet inspection gateways)) and all other Intellectual Property used or exploited by the Company and its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries, and Parent and the Surviving Company shall continue to have such rights after the Closing.
          (e) To the knowledge of the Company, there are no grounds that provide a reasonable basis for asserting that any item of Company Intellectual Property is not valid and enforceable. There is no pending action or claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property. In no instance has copyright protection in the Company Software been dedicated to the public domain or become subject to an obligation to freely license all third parties or publicly disclose source code.
          (f) The Company Intellectual Property and Third Party Intellectual Property Licenses include all rights in Intellectual Property used or exploited in or necessary for the operations or conduct of the business of the Company and its Subsidiaries (or as proposed to be conducted by the Company and its Subsidiaries as evidenced by a written business plan, written development plan, product roadmap or computer software code attached as Schedule 2.14(f)).

For the avoidance of doubt, the representations and warranties made by the Company in Sections 2.12 and 2.13 with respect to Contracts apply to the Third Party Intellectual Property Licenses.
          (g) No Company Intellectual Property (including Owned Software) is subject to any restrictions, impairments or other obligations with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects Company Intellectual Property (including Owned Software).
          (h) The Company and each and all of its Subsidiaries (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), the products and services offered by or on behalf of or through the Company and each Subsidiary of the Company (whether by sale, license or otherwise), the processes or business methods used by or at the direction of the Company and each Subsidiary of the Company, and the operation of the business of the Company and its Subsidiaries, has not and have not infringed, misappropriated or otherwise violated, and does not and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There has not been any unauthorized disclosure of any third party Intellectual Property by the Company and its Subsidiaries, or by any employees or officers of the Company and its Subsidiaries or, to the knowledge of the Company, by any other Person.
          (i) To the knowledge of the Company, there is not and has not been any unauthorized use, exploitation, infringement or other violation of any Company Intellectual Property by any employees or officers of the Company or any of its Subsidiaries. There is not and has not been any disclosure or misappropriation of any Company Intellectual Property by any employees or officers of the Company or any of its Subsidiaries.
          (j) Except as set forth in Schedule 2.14(j), there has been no claim made, or to the knowledge of the Company, threatened, by or against the Company or any Subsidiary of the Company (and neither the Company nor any Subsidiary of the Company has been a party to any Action including such a claim), and neither the Company nor any Subsidiary of the Company has received or provided notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Company Intellectual Property; (ii) challenging the Company or any Subsidiary of the Company’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Company or any Subsidiary of the Company has engaged in unfair competition, false advertising or other unfair business practices; (iv) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property; or (v) otherwise asserting claims or allegations asserting the misappropriation, violation or infringement of Intellectual Property, or that would, if established, affect Company Intellectual Property, Company Intellectual Property Agreements, or the ability of the Company and its Subsidiaries to carry out the business of the Company and its Subsidiaries in the future without infringing, misappropriating or violating the Intellectual Property of any Person.
          (k) Except as set forth in Schedule 2.14(k), the Company and its Subsidiaries have taken reasonable actions to maintain and protect Company Intellectual Property, and the Company’s ownership thereof, including without limitation, (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities, (iii) recording documents of title and releases of security interests required to perfect rights in Company Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products as required to seek and obtain damages for the violation of such Intellectual Property, and (v) exercising reasonable care, including taking all reasonable steps, to protect the confidential status of, and the Company’s and its Subsidiaries’ rights in, confidential information and trade secrets and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to the Company and its Subsidiaries in confidence.
          (l) The Company’s and its Subsidiaries’ current and former employees, officers and independent contractors and consultants who have created any Intellectual Property used or held for use or exploitation by the Company and its Subsidiaries (including without limitation any Intellectual Property incorporated in Company Software), have assigned ownership of such Intellectual Property to Company and its Subsidiaries through a Company Intellectual Property Agreement. The Company’s and its Subsidiaries’ current and former employees, officers and independent contractors and consultants who have received any trade secrets or other confidential information of the Company or its Subsidiaries or of third parties have entered into agreements with the Company or a Subsidiary of the Company preventing (or, with regard to employees, have been subject to binding policies) obligating them not to disclose such trade secrets or other confidential information to any third party and not to make any improper use of such trade secrets or other confidential information.
          (m) None of the Company Intellectual Property was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party, except as disclosed on Schedule 2.14(m).
          (n) Except as set forth in Schedule 2.14(n), the consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or rights or obligations under any Company Intellectual Property Agreement.
          (o) Except as set forth on Schedule 2.14(o), none of the Company Software: (i) incorporates any Public Software, includes any modifications to any Public Software, or is subject to any license or other contractual obligation that (A) requires the Company or any Subsidiary of the Company to divulge to any Person any source code or trade secret that is part of Company Software, (B) licenses a third party to create any derivative work based on Company Software or any part thereof, or (C) licenses a third party to distribute or redistribute Company Software or any part thereof at no charge; or (ii) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.
          (p) The Company and its Subsidiaries own or have the right to exploit, and after Closing will continue to own or have the right to exploit, each item of Company Software in the same manner and to the same extent as it was used prior to the Closing, and, with regard to Company Manufacturing Tools, exploit in any manner, subject only to the terms of any Third Party Intellectual Property License listed in Schedule 2.14(c), including, without limitation, the uninterrupted right to continue to distribute after the Closing all Software embedded in or otherwise distributed with or distributed for use in connection with products and services distributed in the Ordinary Course of Business. Company Software constitutes all Software necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted and reasonably anticipated to be conducted following the Closing.
          (q) Copies of all Company Manufacturing Tools and Company Software (i) is in the custody and control of the Company and its Subsidiaries, along with all hardware and software tools, documentation, and other materials necessary to exploit Company Manufacturing Tools and Company Software in the Ordinary Course of Business, and such Company Manufacturing Tools and Company Software and related tools and materials will remain so immediately after the Closing, (ii) has been catalogued and documented as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such items by readily using the existing source code, engineering drawings, machine settings and documentation, and (iii) are protected by a disaster recovery plan that has been disclosed to Parent prior to the Closing. No Company Software in source code form has been provided by the Company and its Subsidiaries except on a need-to-know basis. The Owned Software has not been presented or disclosed in source code form to any third party (including without limitation, employees and officers of the Company and its Subsidiaries) except under written confidentiality agreements or written source code escrow agreements listed in Schedule 2.14(c). Schedule 2.14(c) lists all third parties to which the Company or any of its Subsidiaries has provided or disclosed the source code to any Owned Software, and all other third parties that, to the knowledge of the Company, have been provided access to, or have had possession of, any such source codes, and for each third party listed in Schedule 2.14(c), such schedule identifies the software source code that was provided or disclosed. There has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company and its Subsidiaries’ proprietary data or Company Software.
          (r) Except as set forth in Schedule 2.14(r), the Company and its Subsidiaries are not obligated to support or maintain any of Company Software except pursuant to agreements that will terminate by their terms or are terminable at will by the Company or its Subsidiaries (and other than for cause) on a periodic basis and that provide for periodic payments to the Company and its Subsidiaries for such services.
          (s) Except as set forth in Schedule 2.14(s), Company Software is free of material defects and errors, and functions in substantial conformity with documentation therefor.
          (t) Neither the Company nor any Subsidiary of the Company has undertaken any commitment to commit any Company Intellectual Property to the public domain, to the free and unrestricted use of any trade group or association, or to be licensed freely on any predetermined terms (including any commitment to grant licenses of “reasonable and non-discriminatory” terms), including, without limitation, any commitment or obligation arising from participation by the Company or any Subsidiary of the Company in any standards-setting activities or any standards-setting organizations. The participation, conduct and activities of the

Company or of any Subsidiary of the Company in any standards-setting activities or any standards-setting organizations prior to the Closing shall not cause the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, any Company Intellectual Property or Owned Software to be limited, restricted, impaired or otherwise adversely affected, whether as a result of compliance or non-compliance by the Company or by any Subsidiary of the Company with any intellectual property policy and practices (whether or not written or formally adopted) of any such activities or organization.
          (u) Except as set forth on Schedule 2.14(u), the Company and its Subsidiaries do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services and the Company and its Subsidiaries provide no such services to others.
          (v) The Company and each Subsidiary of the Company maintains policies and procedures regarding (a) data security, (b) privacy, (c) disaster recovery and business continuity, and (d) the collection, storage, transfer and any other processing of any personally identifiable information collected or used by the Company and any of its Subsidiaries in any manner or maintained by third parties having unauthorized access to such information, that are commercially reasonable and, in any event, in compliance with all their obligations under applicable Law. There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody or control of the Company or any Subsidiary of the Company that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company and its Subsidiaries is in compliance with all applicable privacy policies, terms of use, customer agreements and Law. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, customer agreements or Law relating to the use, dissemination, or transfer of any such data or information.
          (w) Other than as set forth on Schedule 2.14(w), neither the Company nor any of its Subsidiaries owes any royalty under any Contract. None of the Company or its Subsidiaries currently owes, or will owe, any royalty under the Bird Agreement. For purposes of this Agreement, the “Bird Agreement” shall mean (i) the Reseller Agreement between the Company and BigBand Networks, Inc. (“BigBand””)) dated June 30, 2007, as amended on August 20, 2007, (ii) the Cooperation and Project Funding Agreement dated November 4, 2007, among the Israel-United States Binational Industrial Research and Development Foundation, the Company and BigBand Ltd, (iii) the Exclusive License Agreement between the Company and BigBand dated June 30, 2009, and (iv) the Exclusive License Agreement between the Company and BigBand dated June 30, 2009.
     2.15 Litigation. Except as set forth on Schedule 2.15, since January 1, 2007 there has not been any action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets or, to the knowledge of the Company, any of their respective officers, directors or employees relating to the Company. Since January 1, 2007, there has not been any judgment, order, writ, injunction or decree issued or outstanding against the Company or any of its Subsidiaries.

     2.16 Insurance.
          (a) Set forth on Schedule 2.16 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and its Subsidiaries and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since October 1, 2007, and a detailed list of all claims filed by the Company with any insurance carrier since October 1, 2007. Such schedule clearly indicates (i) which of such policies are claims made and which of such policies are occurrence based, (ii) the deductibles of each such policy and the amount which have been applied to such deductibles in the current policy period and (iii) the aggregate amount available under each such policy. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any of its obligations under any of such insurance policies.
          (b) Since January 1, 2007, the Company and its Subsidiaries have at all times maintained insurance as required by Law or under any Contract to which the Company or such Subsidiary is or has been a party, including, without limitation, comprehensive general liability, products liability and unemployment and workers’ compensation coverage. Such insurance insures the Property against all ordinary, insurable risks to the full replacement cost thereof.
     2.17 Absence of Certain Changes. Since December 31, 2009, except as set forth on Schedule 2.17 hereto, there has not been:
          (a) Any event that has had a Company Material Adverse Effect;
          (b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company or its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition by the Company or any of its Subsidiaries of any of their securities;
          (c) Any increase of greater than five (5) percent in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any equity holder, director, officer, agent, or employee of the Company or any of its Subsidiaries, or in any benefits granted under any Plan with or for the benefit of any such equity holder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12(a) or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);
          (d) Any transaction entered into or carried out by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;
          (e) Any borrowing or incurrence of any other Indebtedness (other than the creation of accounts payable in the Ordinary Course of Business), contingent or otherwise, by or on behalf of the Company or any of its Subsidiaries (it being understood that the foregoing is not intended to describe obligations of the Company or its Subsidiaries under Contracts to sell products to others);

          (f) Any modification or termination of any Contract disclosed on Schedule 2.12(a) or Schedule 2.14(c) or any material term thereof or any modification or termination of any Government license, permit or other authorization issued to the Company or any of its Subsidiaries;
          (g) Any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company or any of its Subsidiaries with respect to real property;
          (h) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;
          (i) Any acquisition of any assets whether through capital spending or otherwise, for an amount in excess of $25,000 on an individual basis or for an amount in excess of $100,000 on an aggregate basis;
          (j) Any waiver by the Company or any of its Subsidiaries of any claims or rights that involve amounts individually or in the aggregate in excess of $25,000;
          (k) Any disclosure by the Company or any of its Subsidiaries of any confidential or proprietary information to any person or entity other than to Parent and Parent’s representatives, agents, attorneys and accountants or the respective employees of the Company in the Ordinary Course of Business;
          (l) Any material change in the conduct of the Company’s business or the business of any of its Subsidiaries, or any material change in their respective methods of purchase, sale, lease, management, marketing, promotion or operation, or any material delay or postponement by the Company or any of its Subsidiaries of the payment of accounts payable or other liabilities by the Company or any of its Subsidiaries, or any acceleration or delay in the collection of notes or accounts receivable of the Company or any of its Subsidiaries in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business consistent with past practice, or any acceleration or delay in the shipment of any products of the Company or any of its Subsidiaries in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business consistent with past practice;
          (m) Any change in any method of accounting or accounting policies of the Company or any of its Subsidiaries, other than those required by GAAP, or any write-down in the accounts receivable or inventories of the Company or any of its Subsidiaries;
          (n) Any change in Tax elections;
          (o) Any amendment of any Tax Return relating to the Company or any of its Subsidiaries;
          (p) Any settlement or compromise with respect to any Tax controversy, Tax claim, audit or assessment or any right to claim a Tax refund, offset or other reduction in Tax liability of the Company or any of its Subsidiaries relating to a material amount of Taxes;

          (q) Any closing agreement with respect to any Tax;
          (r) Any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
          (s) Any action or failure to take action if such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or its Subsidiaries;
          (t) Any grant of a Lien with respect to the equity interests of the Company or its Subsidiaries or the Property;
          (u) Any amendment or change to, or adoption of, any agreement, arrangement, plan, statutory requirement or policy, qualified or non-qualified, written or un-written, that involves (i) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, housing, health, welfare, or incentive plan; or (ii) welfare or “fringe” benefits, including without limitation vacation, severance, disability, work related injury, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or
          (v) Any binding commitment or agreement, by the Company or any of its Subsidiaries to do any of the foregoing items (b) through (u).
     2.18 No Breach of Law or Governing Document; Licenses and Permits.
          (a) Neither the Company nor any of its Subsidiaries are, or since January 1, 2008 have been, in material default under or in material breach or material violation of any applicable statute, law, treaty, convention, ordinance, decree, order, judgment, injunction, rule, directive, technical standard or regulation of any Government (“Law”) or the provisions of any Government permit, franchise, or license, or any provision of their respective organizational documents. Neither the Company nor any of its Subsidiaries has received any notice alleging such default, breach or violation. None of the execution of this Agreement, the Merger, or the Closing does or will constitute or result in any such default, breach or violation by the Company or any of its Subsidiaries.
          (b) Schedule 2.18(a) contains a complete and accurate list of each authorization, license, certificate, registration, consent, approval, variance, and permit (collectively, “Permits”) issued, granted, given, or otherwise made available by or under the authority of any Government body or pursuant to any Law that is held by the Company or any of its Subsidiaries, and by any employee of the Company or any of its Subsidiaries that relates to the business of, or to any of the assets owned or used by, the Company or any of its Subsidiaries (each, a “Governmental Authorization”). Each Governmental Authorization listed or required to be listed in Schedule 2.18(a) is valid and in full force and effect.
          (c) The Governmental Authorizations listed in Schedule 2.18(a) collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit the Company and/or its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets except where the failure to hold such Governmental Authorizations would not adversely affect the operations of the Company or any of its Subsidiaries and cause the Company or any of its Subsidiaries to pay an amount less than $10,000 to remedy such failure. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Governmental Authorization.
     2.19 Transactions with Related Persons; Outside Interests.
          (a) To the Company’s knowledge, no Stockholder, director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (collectively, the “Company Entities”), is a party to any agreement (other than standard employee offer letters or option or restricted stock agreements under Plans), Contract, commitment or other form of transaction or arrangement with the Company or any of its Subsidiaries, written or oral, or has any interest in any of the Property, except as specifically disclosed on Schedule 2.19(a).
          (b) Except as set forth on Schedule 2.19(b), to the knowledge of the Company, no director, officer or Affiliate of the Company, and to the knowledge of the Company, no Stockholder or employee, of the Company or any of its Subsidiaries has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or customer of the Company or any of its Subsidiaries; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.
     2.20 Bank Accounts. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and each Subsidiary of the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. All bank reconciliations have been completed since the date of the Audited Financial Statements.
     2.21 Environmental Matters.
          (a) Except as set forth on Schedule 2.21, all Property, assets and property currently or previously owned, leased, operated, or used by the Company and/or any Subsidiary of the Company or in connection with the business of the Company and its Subsidiaries (“Environmental Property”), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property and of the Company and/or any Subsidiary of the Company (including without limitation storage, handling, transportation and disposal of Hazardous Materials (as hereinafter defined) by or for the Company or any Subsidiary of the Company) comply and have at all times complied with, and do not cause and have not caused liability to be incurred by the

Company and/or any Subsidiary of the Company under any current or past Law relating to the protection of health, safety or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, the Occupational Safety and Health Act of 1970, and any comparable state, local or foreign law, and the common law, including the law of nuisance and strict liability (collectively, “Environmental Law”). Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary of the Company is in material violation of and has never materially violated any Environmental Law.
          (b) Except as set forth on Schedule 2.21, the Company and its Subsidiaries have properly obtained and are in compliance with all Permits necessary or required for the conduct of the business of the Company and its Subsidiaries, and have properly made all filings with and submissions to any Government or other Person required by any Environmental Law. No deficiencies have been asserted by any such Government or Person with respect to such items.
          (c) Except as set forth on Schedule 2.21, to the knowledge of the Company, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release (“Release”) of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof or (iv) asbestos fibers, (v) radioactive materials ((i) through (v), collectively, “Hazardous Materials”). Neither the Company nor any Subsidiary of the Company sells or has sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
          (d) Except as set forth on Schedule 2.21, to the knowledge of the Company, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, migrated, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in, beneath or migrating from the Environmental Property, or (iii) underground storage tanks located on or beneath the Environmental Property.
          (e) The Company has delivered or made available to Parent prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by any of the Company or any of its Subsidiaries from, or submitted by any of the Company or any of its Subsidiaries to, the United States Environmental Protection Agency and/or any foreign, state, county or municipal environmental, natural resource, transportation or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Company or any Subsidiary of the Company on the environmental condition of the Environmental Property and (ii) assessments, reviews, audits, reports, or other analyses including, without limitation, material documents regarding any Release of Hazardous Materials, concerning the Environmental Property, in any such case, whether in the possession of any of the Company or any of its Subsidiaries.

          (f) Except as set forth on Schedule 2.21, there never has been pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation (“Environmental Claim”) based on or related to any permits issued, granted, given, or otherwise made available by or under the authority of any Government body or pursuant to any Environmental Law (“Environmental Permits” or an Environmental Law.
          (g) Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary of the Company has any knowledge of and has ever received from any Person any notice of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations on the Environmental Property; or (iii) give rise to any liability, loss or expense, or form the basis of any Environmental Claim based on or relating to the Environmental Property, or the Company or any Subsidiary of the Company, based on or related to any Environmental Permits or an Environmental Law, or to the presence, production, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, transport, handling, emission, Release or threatened Release of any Hazardous Materials.
          (h) Schedule 2.21 contains a list of all sites where Hazardous Materials may have been sent or Released by the Company or any Subsidiary of the Company since the Company’s or any such Subsidiary’s inception, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. Schedule 2.21 further contains a list of the names and addresses of all persons or entities involved in the transportation and disposal of Hazardous Materials on behalf of the Company or any Subsidiary of the Company or from the Environmental Property since the Company’s or any such Subsidiary’s inception and an estimate of the amount of such Hazardous Materials handled by each such person or entity.
     2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.
          (a) Set forth on Schedule 2.22(a) is a complete list of: (i) all current directors of the Company and each of its Subsidiaries, (ii) all current officers (with office held) of the Company and each of its Subsidiaries, (iii) all current employees (active or other) of the Company and each of its Subsidiaries employed in the United States, (iv) all current employees (active or other) of the Company and each of its Subsidiaries employed outside of the United States (listed separately by country), (v) all current individuals who are consultants, independent contractors, sales representatives, commercial agents or other freelancers (each a “Service Provider”) engaged by the Company and each of its Subsidiaries and (vi) all retirees and terminated employees or Service Providers of the Company and each of its Subsidiaries for which the Company or such Subsidiary has any benefits responsibility or other continuing or contingent obligation; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person as of March 31, 2010, any incentive or bonus payments owing to such persons but not yet paid as of March 31, 2010 and the date of employment, retirement or termination of each such person.
          (b) Except as set forth on Schedule 2.22(b): (i) neither the Company nor any of its Subsidiaries is indebted to any of its officers, directors, employees or Service Providers except for amounts due in the Ordinary Course of Business as normal salaries, wages, fees, employee benefits and bonuses and in reimbursement of ordinary expenses in the Ordinary Course of Business; and (ii) no officer, director, employee, or Service Provider of the Company or any of its Subsidiaries is indebted to the Company or such Subsidiary except for advances for ordinary business expenses in the Ordinary Course of Business.
          (c) All payments to agents, Service Providers and others made by the Company, one of its Subsidiaries or to the Company’s knowledge by any Stockholder in connection with the business of the Company and its Subsidiaries have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. No such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations. The Company and each of its Subsidiaries has properly reflected on its books and records where required by GAAP: (i) all compensation paid to and perquisites provided to or on behalf of its agents, employees and Service Providers; and (ii) all compensation and perquisites that are due and payable or deferred and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the respective Financial Statements and other public or private reports, records or filings of the Company or its Subsidiaries, to the extent required by Law.
          (d) Except as set forth on Schedule 2.22(d), all Contracts between the Company or one of its Subsidiaries and their employees and Service Providers are terminable at any time on one month’s notice or less without compensation other than wages or fees earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law.
          (e) None of the individuals listed on Schedule 2.22(e) has notified any executive officer of the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
          (f) Every individual performing services for the Company or one of its Subsidiaries who requires authorization from a Government to provide such services has the necessary immigration documentation or other necessary permission.
          (g) Except as set forth on Schedule 2.22(g), every employee and Service Provider of the Company or one of its Subsidiaries has an effective confidentiality/non-disclosure agreement with the Company or such Subsidiary in the form made available to Parent, and the Company and/or the applicable Subsidiary of the Company has a copy of all such agreements in its files. Camiant Software (Nanjing) Co. Ltd. has a written employment agreement with each of its employees.
     2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company or one of its Subsidiaries is a party or by which the Company or such Subsidiary is bound. Except as set forth on Schedule 2.23:
          (a) Neither the Company nor any of its Subsidiaries is engaging in or has engaged in any unfair labor practice;
          (b) There is no, and never has been, any labor strike, material dispute, material slowdown, or material stoppage pending or, to the Company’s knowledge, threatened against either the Company or any of its Subsidiaries;
          (c) No labor organization, as defined in the National Labor Relations Act of 1947, as amended (the “NLRA”), currently claims or previously has claimed any right of representation concerning the respective employees of the Company or any of its Subsidiaries;
          (d) No collective bargaining agreement, contract or legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) exists or is currently being, negotiated and, to the Company’s knowledge, no organizing effort is currently being, or has previously been, made with respect to the employees of the Company or any of its Subsidiaries;
          (e) Neither the Company nor any of its Subsidiaries nor any of their respective agents has committed any unfair labor practice, as defined in the NLRA. There has never been, and there is not now pending or, to the Company’s knowledge, threatened, any charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board, any state, local or non-U.S. labor or employment agency or any representative thereof; and
          (f) There are no grievance or arbitration proceedings arising out of or under any collective bargaining agreement which is pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries.
     2.24 U.S. and Non-U.S. Employee Benefit Matters.
          (a) Except as set forth on Schedule 2.24(a), neither the Company nor any of its Subsidiaries has outstanding and neither the Company nor any of its Subsidiaries is a party to or subject to any liability under: (i) any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, housing, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, work related injury, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or golden parachute arrangement or agreement ((A) and (B) together the “Plans” and each item thereunder a “Plan”). True, correct, and complete copies of all documents creating or evidencing any written Plan listed on Schedule 2.24(a) have been made available by the Company. Other than amendments provided to Parent, no amendments have been made to or promised with respect to any Plans. To the extent applicable with respect to each Plan, true, correct, and complete copies of the current (i) summary plan descriptions, including any summaries of material modifications; (ii) written policies and procedures used in plan administration; (iii) trust agreements, annuity contracts and other funding instruments; and (iv) administrative services agreements have been made available by the Company. There are no present negotiations or proposals to change any Plans.
          (b) Each Plan, related trust agreement, annuity contract or other funding instrument, complies in all material respects with, has been established, registered, qualified, invested, administered, operated and maintained materially in compliance with its terms and materially in compliance with, and neither the Company nor any of its Subsidiaries (for itself or in indemnification of any, directors, officers, employees or any Plan fiduciary) has any direct or indirect liability for any action, failure to act or other material non-compliance with any U.S. or Non-U.S. statute, order, governmental rule or regulation or other Law, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts and all actuarial reports, have been made available by the Company. Each Plan that is intended to qualify under Section 401(a) or Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service or can rely on an opinion or advisory letter issued from the Internal Revenue Service with respect to a prototype or volume submitter plan (a copy of such determination, opinion or advisory letter has been made available to Parent along with any outstanding request for a determination letter) and related trusts have been determined to be exempt from taxation. Except as set forth on Schedule 2.24(b) to the Company’s knowledge, nothing has occurred that would cause, and no Action is pending or threatened, that is reasonably likely to result in the loss of such exemption or qualification.
          (c) Except as set forth on Schedule 2.24(c), none of the rights of the Company nor any of its Subsidiaries under any Plan, trust related agreement, annuity contract or other funding instrument will be impaired by the consummation of the transaction contemplated by this Agreement.
          (d) Neither the Company nor any of its Subsidiaries (i) has made or has any or has had any obligation to make any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of Title IV of ERISA, (ii) has been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans or (iii) has been under common control with an employer which contributed to or has had an obligation to contribute to any such plans.
          (e) Except as set forth on Schedule 2.24(e), neither the Company nor any of its Subsidiaries has any liability with respect to any employee benefit plan, as defined in ERISA Section 3(3) that was terminated within the six year period ending on the Closing Date.

          (f) Except as set forth on Schedule 2.24(f), no prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.
          (g) Each Plan which is a group health plan (as such term is defined in Code Section 5001(b)) complies and has complied in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and any applicable federal, state and local laws and any applicable non-U.S. laws; and to the extent applicable, each such Plan is in compliance with Section 1862(b)(4)(A)(i) of the Social Security Act, and the Company and its Subsidiaries do not have any material outstanding liability for any excise tax imposed by Code Section 5000. True, correct and complete copies of the most recent notification to the employees of the Company and its Subsidiaries or other participants of their COBRA rights and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B have been made available by the Company.
          (h) Except as set forth on Schedule 2.24(h), neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to any former or retired employee, officer, director, consultant, commercial agent or other freelancer or independent contractor other than as required by COBRA.
          (i) Except as set forth on Schedule 2.24(i), each Plan which is a welfare plan as defined in Section 3(1) of ERISA and is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements and there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company, its Subsidiaries or Parent to a tax under Code Section 4976(a).
          (j) Except as set forth on Schedule 2.24(j), full payment has been made of all undisputed amounts due under each of the Plans (with each disputed amount due under a Plan properly and fully disclosed to Parent on Schedule 2.24(m) and to each person employed by, performing services for or formerly employed by or performing services for the Company or a Subsidiary that are required under the terms of the Plans to have been paid prior to the date hereof, and all obligations regarding the Plans required to be satisfied prior to the date hereof have been satisfied.
          (k) Except as set forth on Schedule 2.24(k), all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of the controlled group to the extent payment during such time is in accordance with past practice and, if applicable, any recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code.
          (l) Except as set forth on Schedule 2.24(l), all insurance premiums have been paid in full, subject to only normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date and to the extent such premiums are due.

          (m) There is no pending or, to the Company’s knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan, other than routine claims for benefits. Except as set forth on Schedule 2.24(m), to the knowledge of the Company or with reasonable due diligence would have known, no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits. Neither the Company nor any of its Subsidiaries has any liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA.
          (n) Except as set forth on Schedule 2.24(n), all expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be, fully and properly accrued on the books and records of the Company and its Subsidiaries to the extent required by GAAP and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88. The statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of changes in fund balances, financial position and net assets available for benefits under such Plan(s) for such fiscal years, copies of which have been furnished to Parent, fairly represent the financial condition of such Plan(s) as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such Plan(s), which written reports have been furnished to Parent.
          (o) Except as set forth on Schedule 2.24(o), each Plan (including any Plan covering former employees, retirees, directors, consultants or independent contractors of the Company and its Subsidiaries) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or its Subsidiaries on or at any time after the Closing Date.
          (p) Each Plan providing for equity compensation has been established, administered, operated and maintained in compliance with its terms and in compliance with any U.S. or non-U.S statute, order, governmental rule, regulations or other Law, including but not limited to the Code, applicable to such Plan. All stock options, including non-statutory stock options, have been granted with an exercise price at or above fair market value at the time of grant, as determined in accordance with U.S. Treasury Reg. 1.409A-1(b)(5)(iv)(B).
          (q) Except as set forth on Schedule 2.24(q), each Plan which provides for the deferral of compensation subject to Code Section 409A is, and has been since the applicable compliance deadline date, in compliance with the Treasury Regulations promulgated thereunder. Except as set forth on Schedule 2.24(p), no employee, officer, director, consultant, commercial agent or other freelancer or independent contractor of the Company or any of its Subsidiaries is subject to any tax or penalty under Code Section 409A due to a documentary or operational failure thereunder with respect to such individual’s provision of services to the Company or any Subsidiary.
          (r) The consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Parent following the Closing, will not (i) entitle any current or former employee, officer, director, consultant, commercial agent or other freelancer or independent contractor of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee, officer, director, consultant, commercial agent or other freelancer or independent contractor of the Company or its Subsidiaries, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.
          (s) Any Plan or other benefit arrangement covering any current or former employee, co-employee, officer, director, or Service Provider outside of the United States is and has been in full compliance with any applicable non-U.S. laws, including but not limited to the laws of the People’s Republic of China. The Company, each of its Subsidiaries and any co-employer is and has been in compliance with any applicable non-U.S. law relating to the mandatory provision of benefits for any current and former employee, officer, director, or Service Provider. Set forth on Schedule 2.24(s) is a complete and correct list of any contribution or funding obligations for benefits under any Plan or other benefit arrangement, which benefits are in the aggregate in excess of $50,000, including statutory benefits mandated by applicable non-U.S. law, for any current or former employee, co-employee, officer, director, or Service Provider.
     2.25 Overtime, Back Wages, Vacation and Minimum Wage. No present or former employee of the Company or any of its Subsidiaries has given notice to the Company or such Subsidiary, and to the knowledge of the Company, there is no valid basis for, any claim against the Company or such Subsidiary (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year or (d) any material violation of any Law relating to minimum wages or maximum hours of work.
     2.26 Discrimination and Occupational Safety and Health. No Person or party (including, but not limited to, Government agencies of any kind) has, to the knowledge of the Company, any valid claim against the Company or any of its Subsidiaries arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice from any Government entity alleging a violation of occupational safety or health standards. Except as set forth on Schedule 2.26, there are no pending workers compensation claims involving the Company or any of its Subsidiaries and, since January 1, 2008, there have not been any workers compensation claims against the Company or its Subsidiaries relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of the Company or any of its Subsidiaries.
     2.27 Customers and Suppliers. Schedule 2.27 sets forth a true, complete and correct list of the 10 largest customers of the Company and its Subsidiaries and the 10 largest suppliers of the Company and its Subsidiaries, by volume of sales and purchases, respectively (by dollar volume) for, in the case of customers each of the years ended December 31, 2008 and 2009, and in the case of suppliers for the year ended December 31, 2009, provided, that to the extent any customer noted on Schedule 2.27 is a reseller, then the Company shall also include in Schedule 2.27 a detail of the individual end-users related to each such reseller as of the date hereof. Except as disclosed on Schedule 2.27, the Company has not received any written indication from any supplier of the Company or any Subsidiary of the Company (including those listed on Schedule 2.27) to the effect that, any such supplier will stop or materially decrease the rate of supplying materials, products or services to the Company or any Subsidiary of the Company. Except as disclosed on Schedule 2.27, neither the Company nor any of its Subsidiaries has received any written indication from any customer, reseller or end-user of the Company or any of its Subsidiaries (including those customers, resellers and end-users listed on Schedule 2.27) to the effect that such customer, reseller or end-user will stop or decrease the rate of buying materials, services or products from the Company, any of its Subsidiaries or the applicable reseller.
     2.28 Product Liability Claims. Except as described on Schedule 2.28, neither the Company nor any Subsidiary of the Company has received a written claim or allegation of, or been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its Subsidiaries or the employees of any of them. Schedule 2.28 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or hereafter asserted against the Company and/or any of its Subsidiaries with respect to all products or services manufactured or provided by the Company and/or any of its Subsidiaries on or prior to the Effective Time will not exceed the amount of the aggregate product and professional services liability reserves set forth on the Closing Balance Sheet as current liabilities.
     2.29 Product and Service Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth on Schedule 2.29 and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Except as set forth on Schedule 2.29, no oral product or service warranties or guarantees have been made by the Company or any Subsidiary of the Company. Schedule 2.29 sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future. No person affiliated with or on behalf of the Company or any of its Subsidiaries has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or any of its Subsidiaries or in connection with their respective businesses, and there exist no grounds for the recall of any such product.
     2.30 Foreign Operations, Export Control. Since January 1, 2005, the Company and each of its Subsidiaries have acted:
          (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or any of its Subsidiaries activities in such jurisdictions;
          (b) in compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;
          (c) without violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;
          (d) without violation of and in compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States and any jurisdiction in which the Company or any relevant Subsidiary of the Company is established or from which it exports or reexports any items or in which it provides services, including without limitation the Export Administration Regulations administrated by the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended from time to time, and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required individual validated export or reexport licenses or authorizations granted under such laws, regulations or orders, which individual validated licenses or authorizations are described in Schedule 2.30(d);
          (e) without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; and
          (f) without written notice of violation and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Schedule 2.30(f).

     2.31 WEEE Directive.
          (a) The Company and each of the Subsidiaries is fully in compliance with its obligations as a ‘Producer’ under the terms of Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive” ), as implemented in each Member State of the European Union in which the Company or any Subsidiary is a Producer for the purposes of the WEEE Directive;
          (b) Since August 2005 all electrical and electronic equipment put on the market by the Company or any Subsidiary in countries of the European Union has been marked fully in accordance with the requirements of the WEEE Directive.
          (c) The aggregate loss and expense (including out-of-pocket expenses) attributable to all liability and claims now pending or hereafter asserted against the Company and the Subsidiaries with respect the WEEE Directive for all products or services manufactured or provided by the Company and the Subsidiaries on or prior to the Effective Time will not exceed the amount of the aggregate WEEE Directive liability reserves set forth on the Closing Balance Sheet.
     2.32 Customs. Except as set forth on Schedule 2.32, since January 1, 2008, each of the Company and its Subsidiaries (a) has acted without violation and in compliance with all customs laws, including without limitation the Tariff Act of 1930, as amended, (b) has not received any notice alleging a violation and (c) has not been and is not currently the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection. No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has any liability in connection with its respective customs compliance and buying agency practices.
     2.33 Government Contracts. Schedule 2.33 lists all of the agreements, contracts, plans, leases or commitments that the Company or any of its Subsidiaries has entered into with a Government (the “Government Contracts”). Neither the Company nor any of its Subsidiaries has received a cure notice in connection with any Government Contract. None of the Government Contracts have been terminated for default. Neither the Company nor any of its Subsidiaries has been suspended or debarred from contracting by a Government. Neither the Company nor any of its Subsidiaries has received a document subpoena or to the knowledge of the Company, been the subject of an investigation or enforcement action in connection with a contract involving a Government. Each of the Company and its Subsidiaries are in compliance with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its contracts with the U.S. Governmental authorities.
     2.34 Brokers, Finders. Except for R.S. Cheheyl, no finder, broker, agent, or other intermediary, acting on behalf of the Stockholders, the Company or any of its Subsidiaries, is entitled to a broker’s finder’s financial advisor’s or other similar fee in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
     2.35 Takeover Statutes. The Company is not subject to any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a “Takeover Statute”) applicable to Parent or the Merger.
     2.36 Information Statement. The Company will prepare an Information Statement for its Stockholders. Such Information Statement in the form delivered to the Stockholders, together with any and all amendments or supplements thereto, is herein referred to as the “Information Statement”. None of the information relating to the Company or any of its Subsidiaries in the Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY
          Parent and Acquisition Subsidiary hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive Closing as provided in Section 7.1.
     3.1 Authorization; No Conflict. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver each of this Agreement and the Escrow Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Escrow Agreement by Parent and Acquisition Subsidiary have been duly authorized by all requisite corporate action on the part of Parent and Acquisition Subsidiary. This Agreement and the Escrow Agreement constitute valid and binding obligations of Parent and Acquisition Subsidiary, enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally.
     3.2 Capitalization. The entire authorized capital stock of Acquisition Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. Parent owns all issued and outstanding capital stock of Acquisition Subsidiary, free and clear of any and all Liens.
     3.3 Consents. Except as set forth on Schedule 3.3, no waiver, expiration of any waiting period or consent of any third person or Government is required for the execution by Parent and Acquisition Subsidiary of this Agreement, or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby.
     3.4 Brokers, Finders. Except for Mesirow Financial, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

     3.5 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Initial Cash Merger Consideration, the Escrow Amount and the Holdback Amount.
     3.6 Litigation. There is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.
     3.7 Information Statement. None of the information relating to the Parent or the Acquisition Subsidiary in the Information Statement will contain an untrue statement of material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
ARTICLE 4
COVENANTS OF THE COMPANY
     4.1 Conduct of Business of the Company. Except as set forth in Schedule 4.1 or as otherwise expressly permitted by this Agreement or as Parent may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall operate in the Ordinary Course of Business and in compliance with all applicable Laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other employees and to preserve its relationships with those persons having business dealings with it, including vendors and customers, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing, the Company and each of its Subsidiaries shall use its commercially reasonable efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; and (ii) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Shares or any other equity interests, (ii) split, combine or reclassify any of its Shares or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Shares or any other equity interests, except for issuances of capital stock upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) purchase, redeem or otherwise acquire any Shares or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any Shares or other equity interests or otherwise make any payments to Stockholders in their capacity as such;

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Shares, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Shares, voting securities or other equity interests or convertible securities;
          (c) amend its certificate of incorporation or bylaws or organizational documents except for the amendment to the Company’s Certificate of Incorporation as set forth on Exhibit 4.1;
          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person;
          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of the Property (including securitizations), other than in the Ordinary Course of Business;
          (f) incur any Indebtedness for borrowed money or issue any debt securities, make any loans, advances or capital contributions to, or investments in, any Person;
          (g) assume, guarantee, or endorse the obligations of any other Person, indemnify any other person, issue any support guarantees or otherwise become responsible for the obligations of any Person;
          (h) subject to Section 4.9, take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation;
          (i) make any capital expenditure or expenditures that exceed $50,000 in the aggregate;
          (j) (1) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement; (2) adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods; (3) file any material amended Tax Returns or claims for Tax refunds; (4) enter into any closing agreement related to any material Tax; (5) surrender any material tax claim, audit or assessment; (6) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; (7) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; (8) settle or resolve any material Tax controversy; or (9) take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.
          (k) except as required under an existing Plan, (i) grant or commit to grant any employee, Stockholder, officer, director or agent any material increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) adopt, amend or terminate, or commit to adopt, amend or terminate, any Plan, except to the extent necessary to comply with applicable Law, (iii) establish or commit to establishing any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;
          (l) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of any Company Options other than as contemplated by this Agreement or resulting from the consummation of the transactions contemplated by this Agreement;
          (m) revalue any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;
          (n) (i) enter into any contract or agreement, other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts other than in the Ordinary Course of Business; (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder; or (iii) enter into any new material contract or agreement with pricing terms which are below the Company’s historic levels;
          (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the date of the Balance Sheet;
          (p) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;
          (q) enter into any agreement or arrangement that would limit or restrict the Surviving Company and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;
          (r) except as contemplated by Section 6.1(e) enter into, terminate or amend in any material respect any Contract listed on Schedule 2.12(a) or Schedule 2.14(c);
          (s) sell, transfer or grant any license with respect to Intellectual Property of the Company other than non-exclusive licenses granted in the Ordinary Course of Business, or fail to make any filing, pay any fee or take any other action necessary to maintain the existence, validity and ownership by the Company of any material Intellectual Property owned by the Company;
          (t) fail to pay any fee, make any filing or take any action necessary to maintain the ownership or right to use any Intellectual Property that is material to the business of the Company or its Subsidiaries;

          (u) fail to maintain, abandon, or lose the right to use or otherwise exploit any Intellectual Property material to the business of the Company or its Subsidiaries; or
          (v) authorize, or commit or agree to take, any of the foregoing actions.
     4.2 Notification of Certain Matters. From the date hereof until the Closing Date, the Company shall promptly notify Parent of:
          (a) Any Company Material Adverse Effect or any other fact or circumstance which otherwise results in any representation or warranty of the Company hereunder being inaccurate in any respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date. For purposes of this Agreement, “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or that does or would reasonably be expected to have a material adverse effect on, the business, financial condition, assets, liabilities, earnings, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (i) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof; (ii) any action taken pursuant to or in accordance with this Agreement or at the request of the Parent; (iii) any loss of prospective customers resulting from the announcement of the Merger; and (iv) changes that are the result of economic factors affecting the national or world economy, or the specific industry in which the Company competes.
          (b) Any fact, condition, change or event that causes or constitutes a material breach of any of the representations or warranties of the Company hereunder made as of the date hereof;
          (c) Any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
          (d) Any notice or other written communication from or to any Government in connection with the transactions contemplated hereby;
          (e) Any action, suit, claim, investigation or proceeding commenced threatened in writing against, relating to or involving or otherwise affecting the Company or its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement; and
          (f) (i) The damage or destruction by fire or other casualty of any material asset or part thereof or (ii) any asset or part thereof becoming the subject of any proceeding or threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.
          The Company hereby acknowledges that Parent does not and shall not waive any right it may have hereunder as a result of such notifications and any notification given pursuant to this Section 4.2 (including any supplement to the Schedules to this Agreement) shall (i) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 6.3 of this Agreement, and (ii) not in any way limit the Parent’s exercise of its rights hereunder.
     4.3 Supplements to Schedules. In addition to and not in lieu of Section 4.2, from time to time up to the Closing Date, and in any event no later than 9:00 a.m. Central Time one (1) Business Day prior to the Closing Date, the Company shall promptly supplement or amend any of the information contained in the Disclosure Schedule to provide any changes to the representations and warranties of the Company in Article 2 hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date (the “Update Schedule” ), which Update Schedule shall be dated as of the Closing Date (and for avoidance of doubt may be updated by the Company in writing to reflect any additional changes which occur between the date of initial delivery of the Update Schedule through the Closing Date, subject to Parent having a reasonable period of time thereafter in which to review such changes not be less than one (1) Business Day). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or negate any indemnity hereunder; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (other than events or circumstances which arise from violation of Section 4.1) and if Parent would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 6.3(c) on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article 7 of this Agreement. For avoidance of doubt, any additions or changes appearing on the Update Schedule which are identified by the Company as a Company Material Adverse Effect shall be identified as such in the certificate to be delivered to Parent pursuant to Section 6.3(c) and any changes or effects which are not so identified by the Company as a Company Material Adverse Effect in the Company’s certificate delivered pursuant to Section 6.3(c) shall not be subject to the foregoing limitation and shall be subject to the indemnification provisions of Article 7.
     4.4 Access to Information. To the extent permitted by applicable Law and subject to the Confidentiality Agreement dated January 19, 2010 (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, provided that no investigation pursuant to this Section 4.4 shall affect or modify any representation or warranty or any liability with respect thereto. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.
     4.5 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement (including Section 4.8(b)), the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply with all applicable Laws.
     4.6 Stockholder Materials. The Company shall send to Parent a copy of the Information Statement, all material reports and materials as and when it sends the same to its Stockholders.
     4.7 Requisite Stockholder Approval.
          (a) The Company shall within ten (10) Business Days from the date of this Agreement mail to the Stockholders (a) any information required by the DGCL (i) in connection with the Requisite Stockholder Approval and (ii) with respect to any appraisal rights available under the DGCL and (b) the Information Statement.
          (b) The Company will use its best efforts to obtain, within one Business Day after the date hereof, the Requisite Stockholder Approval by written consent for the purpose of adopting this Agreement in accordance with the DGCL, the Company’s certificate of incorporation and bylaws and any agreement or instrument by which the Company is bound and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of the Company has adopted a resolution recommending the adoption of this Agreement by the Company’s Stockholders (the “Company Recommendation”) and, except as provided in Section 4.9, the Board of Directors of the Company (i) will continue to recommend to the Stockholders that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Company’s Stockholders of this Agreement and the transactions contemplated hereby.
     4.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any the other transactions contemplated hereby, the Company and the Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.
     4.9 No Solicitation.
          (a) None of the Company, its directors, officers, employees, Affiliates, representatives or agents (collectively, “Agents”) shall, directly or indirectly: (i) solicit, encourage, initiate, accept, support, approve or participate in any negotiations or discussions with respect to any Acquisition Proposal; (ii) disclose any information not customarily disclosed consistent with the Company’s past practices to any Third Party concerning the Company and which the Company believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest or proposal for an Acquisition Proposal; (iii) assist, cooperate with, facilitate or encourage any Third Party to make any offer, indication of interest or proposal for an Acquisition Proposal; (iv) execute or agree to execute or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal; (v) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation, recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing in this clause (v), an “Adverse Recommendation Change”), (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (vii) authorize or permit any of the Company’s Agents to take any such action or other actions as would adversely affect Parent’s ability to consummate the Merger. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Agent of the Company or any of its Subsidiaries shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.
          (b) Notwithstanding the foregoing, at any time prior to the Requisite Stockholder Approval, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 4.9(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 4.9(c), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of outside legal counsel) will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under Applicable Law.
          (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 4.9(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Agents) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party, indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is materially more favorable to Stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

     “Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.
     4.10 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any Stockholder against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent.
     4.11 Spreadsheet. The Company shall prepare and deliver to Parent and the Exchange Agent, at or prior to the Closing, a spreadsheet or spreadsheets in form reasonably acceptable to Parent and the Exchange Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, all factual information relating to holders of all Shares reasonably requested by Parent and the Exchange Agent, including (a) the names of all Stockholders of the Company and their respective addresses, (b) the number and kind of Shares held by such Persons and, if applicable, the respective certificate numbers, (c) the number of shares of common stock of the Parent and/or cash issuable to each holder of Shares, and (d) the interest of each Stockholder in the Escrow Account (the “Spreadsheet”).
     4.12 Comerica. The Company and its Subsidiaries shall pay in full at Closing all Indebtedness of the Company and/or its Subsidiaries owed to Comerica Bank.
ARTICLE 5
COVENANTS OF PARENT
     5.1 Notification of Certain Matters. Parent shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Government in connection with the transactions contemplated by this Agreement; (iii) the commencement or threat of any Action involving or affecting Parent, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by Parent in or pursuant to this Agreement; or (iv) the occurrence of any Event that would cause a breach by Parent of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.
     5.2 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Company of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company.
ARTICLE 6
CONDITIONS PRECEDENT AND
ADDITIONAL COVENANTS
     6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to proceed with the Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:
          (a) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, investigation, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.
          (b) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at or prior to the Effective Time.
          (c) Governmental Approvals. All consents as set forth on Schedule 6.1(c) of any Government required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.
          (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission, nor or any action by a state attorney general or private party to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department, Commission, Attorney General or private party, as the case may be. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     6.2 Conditions to Obligations of the Company. The obligation of the Company to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

          (a) Performance of Obligations; Representations and Warranties. (i) Parent and Acquisition Subsidiary shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement, and (iii) the Company shall have received a certificate, dated the Closing Date, from Parent, signed on behalf of Parent, by a duly authorized officer of Parent, to such effect.
          (b) Deliveries. Parent shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.10 and such other customary documents, instruments or certificates as shall be reasonably requested by the Company and as shall be consistent with the terms of this Agreement.
          (c) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger.
     6.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:
          (a) Performance of Obligations; Representations and Warranties (i) The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received certificates, dated the Closing Date, from the Company, signed by a duly authorized officer of the Company, to such effect.
          (b) Performance of Obligations; Representations and Warranties Contained in the Side Agreements. (i) Each of the representations and warranties of each Major Stockholder contained in the Side Agreements shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as contemplated or permitted by the Side Agreements; and (ii) Parent shall have received a certificate, dated the Closing Date, from each of the Major Stockholders, to such effect.

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect, and Parent shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company that there has been no Company Material Adverse Effect.
          (d) Consents. All consents and approvals including those set forth on Schedule 2.4(b) shall have been obtained or waived and such consent or waiver shall be in full force and effect.
          (e) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their Affiliates of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, or to compel Parent or Acquisition Subsidiary or any of their Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, (C) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their Affiliates to exercise full rights of the ownership of the equity interests of the Company, including, without limitation, the right to vote the Shares of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their Affiliates on all matters properly presented to the holders of such equity interests, (D) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their Affiliates of the equity interests of the Company or any assets of the Company or any of its Subsidiaries, or (E) that would have a Company Material Adverse Effect.
          (f) Appraisal Rights. The Company shall not have received notice of demand for appraisal of Shares from holders of more than 5% of the Shares.
          (g) Side Agreements. The Side Agreements shall remain in full force and effect on and as of the Closing Date.
          (h) Employment Agreements. The Employment Agreements with the individuals listed on Schedule 6.3(h) shall remain in full force and effect on and as of the Closing Date.
          (i) Key Personnel. No more than five (5) employees of the Company shall have terminated their employment with the Company; provided however in no event shall any of the employees listed in Schedule 6.3(i) have terminated their employment with the Company.
          (j) Deliveries. The Representative shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.9 and such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement, all of which shall be in full force and effect.
     6.4 Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Government is required or advisable, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     6.5 Public Announcements; Confidentiality. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release, making any statement or communication to any Third Party (other than their respective Agents, including legal counsel, tax advisors and accountants) or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, including, if applicable, its termination and the reasons therefor, and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, no Party shall issue any such press release, make any such statement or communication or schedule any such press conference or conference call without the consent of the other Party.
     6.6 Indemnification of Directors and Officers.
          (a) The Certificate of Incorporation and By-laws of the Surviving Company shall contain for a period of six (6) years from the Effective Time, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Company to so contain for a period of six (6) years from the Effective Time, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.
          (b) Prior to the Closing, the Company shall have purchased a fully paid-up six-year tail policy for its officers’ and directors’ liability insurance and on terms consistent with those in effect for the Company on May 5, 2010, and following the Effective Time, Parent shall cause the Surviving Company to maintain such policy in full force and effect throughout the term of such policy (with no obligation to extend the policy beyond its six-year term), and to continue to honor its obligations thereunder.
          (c) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

     6.7 Continuing Employees. Upon and after the Closing Date, each Continuing Employee shall receive through December 31, 2010 no less than the same base salary and same bonus percentage opportunities as are in effect as of the date hereof for such employees, as well as the ability to participate in a qualified retirement plan under 401(k) of the Code. The Parent shall give Continuing Employees full credit for prior service with the Company or its Subsidiaries for purposes of determining the rate of vacation accrual under Parent’s or one of its Subsidiaries’ vacation program. Each employee of Company or one of its Subsidiaries who remains an employee of Parent or one of its Subsidiaries after the Closing Date shall be referred to hereafter as a “Continuing Employee”).
     6.8 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.
     6.9 Taxes.
          (a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company directly or indirectly in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Stockholders when due, regardless of whether such Taxes are technically owed by the Company, Surviving Company, Parent, or any of the Subsidiaries of the Company and the Representative (on behalf of the Stockholders) will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation.
          (b) The Company shall prepare or cause to be prepared, and file or cause to be filed, at the Company’s cost and expense, all Tax Returns of the Company and each Subsidiary required to be filed (taking into account extensions) on or before the Closing Date. Parent shall prepare or cause to be prepared, and file or cause to be filed, at Parent’s cost and expense, all other Tax Returns of the Company and each Subsidiary of the Company. All Tax Returns for Tax years or periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) and for Tax years or periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prepared in a manner consistent with the prior practices of the Company and its Subsidiaries, which shall be in accordance with applicable Law. Parent shall provide the Representative with a copy of all Income Tax Returns and other Tax Returns on which such other Tax Return shows a Tax liability in excess of $50,000 related to any Pre-Closing Tax Period and Straddle Period no later than 60 days prior to the due date of each such Tax Return. The Representative shall be entitled to review all such Tax Returns prior to filing and may request revisions to a Tax Return, so long as any requested revisions are provided to Parent no later than twenty (20) days after the date on which the Representative received a copy of such Tax Return from Parent. Parent and the Representative shall attempt to resolve, in good faith, any disagreements as to the treatment of any item on any such Tax Return for a Pre-Closing Tax Period or Straddle Period; provided that Parent shall incorporate Representative’s comments to such Tax Return which the Representative believes in its reasonable discretion will not result in any penalty under Section 6662 of the Code or any other comparable provision of state or local Law.

          (c) For the purposes of Section 6.9(e) and Section 7.2(a)(iv), Taxes for a Straddle Period shall be allocated to the period before the Closing Date and the period after the Closing Date as follows: in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Tax period ending on the Closing Date shall (i) in the case of any Taxes other than any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not (“Income Taxes”), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Tax, be deemed to be equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.
          (d) The Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Representative and Parent shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.9. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Section 7.5 of this Agreement.
          (e) To the extent not reflected in the Final Closing Net Working Capital, any Tax refunds received by Parent that relate to any Pre-Closing Tax Period or any Straddle Period in the proportion allocated to the Stockholders under Section 6.9(c) shall be for the account of the Stockholders and Parent shall pay over to the Representative any such refund within 10 Business Days after receipt.
          (f) Except where an amendment is required by a Tax authority, Parent shall not, and shall not permit its Affiliates to, file any amended Tax Return for the Company or its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period without the written consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.
          (g) Pursuant to Treasury regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), at the Closing the Company shall furnish to Parent a certification that the Common Stock, Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock are not U.S. real property interests, as such term is defined in Section 897(c) of the Code and Treasury regulation Section 1.897-1(c)(1)(ii). The Company shall mail a copy of the certification to the IRS within 30 days of providing it to Parent but in no event later than the Closing Date; provided that if the Company does not timely provide such certification to the Parent and the IRS, the Parent may withhold from the Merger Consideration the minimum amount of Tax required under Section 1445 of the Code and such amount shall be treated as a payment of the Merger Consideration to the Stockholders.

ARTICLE 7
INDEMNIFICATION
          7.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Parties made herein shall survive the Closing and continue in effect until the fifteen month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1 (Organization; Power; Authority), 2.2 (Subsidiaries), 2.3 (Capitalization and Related Matters), 3.1 (Authorization; No Conflicts), and 3.2 (Capitalization of Acquisition Subsidiary) shall survive in perpetuity. The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, shall continue in effect until the fifteen month anniversary of the Closing Date. Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 7.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is resolved in accordance with Section 7.4. The representations and warranties set forth in Sections 2.1 (Organization; Power; Authority), 2.2 (Subsidiaries) and 2.3 (Capitalization and Related Matters) shall be referred to herein as the “Fundamental Reps.”
          7.2 Indemnification of Parent.
          (a) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article 7, Parent and its Affiliates (including, from and after the Closing, the Surviving Company and the Company) and the stockholders, directors, officers, partners, employees, successors, assigns, of each of them in their capacities as such (the “Parent Indemnified Persons”), shall be indemnified and held harmless from and against, any and all claims, losses, judgments, orders, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses incurred or accrued in connection with Losses and/or enforcement of this Agreement (“Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:
          (i) any breach of any representation or warranty, except for any representation or warranty set forth in Section 2.8, made by the Company in this Agreement;
          (ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by the Company of, any covenant or agreement contained in this Agreement, except for any covenant or agreement set forth in Section 6.9;
          (iii) Indebtedness of the Company or its Subsidiaries immediately prior to the Closing, but only to the extent not reflected on the Closing Statement of Indebtedness or not taken into account in determining the Merger Consideration;
          (iv) the Company’s and its Subsidiaries’ Taxes or their liability, if any (for example, by reason of transferee liability or application of Treasury regulation 1.1502 6) for Taxes of others, including, but not limited to, Stockholders or any Affiliate of Stockholders, or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company or any Subsidiary of the Company (A) for any Tax period (or portion thereof) ending on or before the Closing Date or as a result of the transactions contemplated hereby, (B) for any Tax period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 2.8 and 6.9 hereof, or (C) for a Tax period of the Company or any Subsidiary of the Company ending after the Closing Date arising out of the settlement or other resolution of a proposed Tax adjustment that relates to a Tax period ending on or before the Closing Date, to the extent such Indemnified Losses in the aggregate exceed the accruals and reserves for Taxes in the Final Closing Net Working Capital; provided, however, neither the Company nor any Stockholder shall have any liability to Parent for any increase in Taxes in a Tax year or period beginning after the Closing Date or in the portion of a Straddle Period beginning after the Closing Date as the result of a reduction in any federal, state and foreign net operating loss, net capital loss, or net tax credit carryforward, net unrealized built-in loss, or any other deferred tax benefit (collectively, “Tax Attributes”) in a Pre-Closing Tax Period or the portion of a Straddle Period ending on or before the Closing Date; or
          (v) any claims made by the Company’s current or former Stockholders or other equity holders.
          (b) In consideration of the Parent’s agreement to pay the Merger Consideration, the consummation of the transactions contemplated hereby and other good and valuable consideration (the receipt and sufficiency of which is hereby agreed to and acknowledged), by execution of the Side Agreements, the Major Stockholders shall severally and not jointly indemnify and hold harmless each of the Parent Indemnified Persons from and against, and each Major Stockholder shall thereby waive any claim for contribution or indemnity from any of the Parent Indemnified Persons with respect to such Major Stockholder’s Percentage of, any Indemnified Losses incurred or to be incurred by any of the Parent Indemnified Persons resulting from, arising out of any breach of any Fundamental Rep, Section 7.2(a)(ii), Section 7.2(a)(iii) or any fraud or willful misconduct (collectively, the “Special Losses”) to the extent that such Special Losses exceed the available balance in the Escrow Account but in no event, other than in the case of fraud or willful misconduct which shall not be limited, in an amount greater than the amount of Merger Consideration actually received by such Major Stockholder (the “Aggregate Cap”). For purposes of this Agreement, the term “Percentage” means, with respect to each Major Stockholder, the amount calculated as follows and expressed as a percentage: the aggregate amount of the Merger Consideration which such Major Stockholder is entitled to receive hereunder divided by the aggregate amount of the Merger Consideration all Stockholders are entitled to receive hereunder. Any amounts owed to Parent Indemnified Persons hereunder shall first be paid out of the Escrow Amount in accordance with the Escrow Agreement and then, to the extent such claims are based on breach of a Fundamental Rep or pursuant to Section 7.2(a)(ii) or 7.2(a)(iii), pursuant to this Section 7.2(b).
          (c) By execution of the Side Agreements, each Major Stockholder shall severally and not jointly hold the Parent Indemnified Persons harmless and indemnify each of them from and against, and each Major Stockholder waives any claim for contribution or indemnity from any of the Parent Indemnified Persons (including the Surviving Company and the Company) with respect to, any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of:

          (i) any breach of any representation or warranty made by such Major Stockholder in the Side Agreements, it being agreed and acknowledged that with respect this Section 7.2(c)(i) each Major Stockholder is providing indemnity only with respect to breaches of representations and warranties made by such Major Stockholder in the Side Agreements and not those of any other Stockholder thereunder and that each Major Stockholder shall be liable only for the Indemnified Losses for which such Major Stockholder is providing indemnity under this Section 7.2(c)(i), that such liability shall be limited to the Merger Consideration actually received by such Major Stockholder (other than in the case of fraud or willful misconduct) and that no other Stockholder shall be liable for any such Indemnified Losses; or
          (ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by such Major Stockholder of any covenant or agreement of such Major Stockholder contained in the Side Agreements, it being agreed and acknowledged that with respect to this Section 7.2(c)(ii) each Major Stockholder is providing indemnity only with respect to the nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, of the covenants and agreements made by such Major Stockholder in the Side Agreements and not with respect to those of any other Stockholders in the Side Agreements and that each Major Stockholder shall be liable only for the Indemnified Losses for which such Major Stockholder is providing indemnity under this Section 7.2(c)(ii), that such liability shall be limited to the Merger Consideration actually received by such Major Stockholder (other than in the case of fraud or willful misconduct) and that no other Stockholder shall be liable for any such Indemnified Losses.
          (d) Prior to the Closing, the Parent Indemnified Persons shall be entitled to recover any Indemnified Losses to which they are entitled hereunder from the Company. From and after the Closing subject to Section 7.6, the Parent Indemnified Parties shall be entitled to recover any Indemnified Losses to which they are entitled hereunder from the Escrow Account or pursuant to the Side Agreements.
          (e) For all Tax purposes, all indemnification payments under this Article 7 shall be treated by the Parties as adjustments to the Merger Consideration to the extent permitted by applicable law.
     7.3 Indemnification of the Stockholders. Parent shall hold the Stockholders, and the members, directors, officers, partners, employees, successors, assigns of each of them in their capacities as such (the “Stockholders Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:
          (a) any breach of any representation or warranty made by Parent in this Agreement; or

          (b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Parent of any covenant or agreement of Parent contained in this Agreement.
     7.4 Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or the Representative or a Stockholder seeks indemnification on behalf of a Stockholder Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice (a “Claim Notice”) in accordance with Section 9.1 to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount (the “Claim Amount”), to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged and prejudiced thereby. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claim Amount, first by instruction to the Escrow Agent in accordance with the Escrow Agreement so long as funds remain in the Escrow Account and if a Special Loss or a claim pursuant to Section 7.2(c) exceeds the amount remaining in escrow, then by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, first by instruction to the Escrow Agent in accordance with the Escrow Agreement so long as funds remain in the Escrow Account and if a Special Loss or a claim pursuant to Section 7.2(c) exceeds the amount remaining in escrow, then by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 9.9. For purposes of this Article 7, the Representative has the full authority to act on behalf of the Stockholders and the Stockholder Indemnified Persons as either an Indemnifying Party or the Indemnified Party, provided that as set forth in this Agreement, Parent shall have given notice to all Stockholders pursuant to giving notice to the Representative.
     7.5 Right to Contest Claims of Third Persons.
          (a) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party and in any event no later than five business days thereafter; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually prejudiced thereby. Except as otherwise provided in this Section 7.5, the Indemnifying

Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.
          (b) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.
          (c) Notwithstanding anything to the contrary contained in this Section 7.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, would reasonably be expected to exceed the Parent Cap or the Stockholders’ Cap, as applicable, in either case as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within twenty (20) days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 7.5(c), in accordance with its reasonable judgment, or (iv) subject to clause (iii) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
     7.6 Limitations on Indemnity.
          (a) From and after the Closing, the Parent Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 7.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article 2 of this Agreement, Indemnified Losses pursuant to Section 7.2(a)(iv) and Indemnified Losses pursuant to Section 7.2(a)(v) unless and until such Indemnified Losses exceed $500,000 in the aggregate (the “Indemnification Threshold”), but then to the full extent of such Indemnified Losses (including the first $500,000) of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of the Fundamental Reps or to the extent the breach results from willful misconduct or fraud by such Party.
          (b) From and after the Closing, Parent shall have no obligation to indemnify Stockholder Indemnified Persons in respect of Indemnified Losses pursuant to Section 7.3(a) resulting from or arising out of breaches of the representations and warranties contained in Article 3 of this Agreement unless such Indemnified Losses exceed the Indemnification Threshold, but then to the full extent of such Indemnified Losses (including the first $500,000) of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1 (Authorization; No Conflicts) or 3.2 (Capitalization of Acquisition Subsidiary).
          (c) From and after the Closing, except as provided below, the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 7.2(a)(i), Section 7.2(a)(iv) and Section 7.2(a)(v) may not exceed the Escrow Amount (the “Parent Cap”). From and after the Closing, in the absence of willful misconduct or fraud by a Party or for breaches of Fundamental Reps, the sole source of indemnity payments to Parent Indemnified Persons in respect of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 7.2(a)(i), Section 7.2(a)(iv) and Section 7.2(a)(v) shall be the available balance in the Escrow Account. Notwithstanding the first two sentences of this Section 7.6(c), (A) the Parent Cap shall not apply to Indemnified Losses resulting from breaches of the Fundamental Reps, the cap for which shall instead, for the Stockholders, not exceed an amount, in the aggregate, equal to the amount of the Merger Consideration actually received by such Stockholder and (B) neither the Parent Cap nor the Aggregate Cap shall apply to the obligations of any Party hereto to the extent a breach results from willful misconduct or fraud by such Party.
          (d) From and after the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Stockholder Indemnified Persons under Section 7.3(a) and 7.3(b) may not exceed the Escrow Amount (the “Stockholders Cap”). Notwithstanding the first sentence of this Section 7.6(d), (A) the Stockholders Cap shall not apply to Parent’s representations and warranties set forth in Sections 3.1 (Authorization; No Conflicts) and 3.2

(Capitalization of Acquisition Subsidiary), and (B) the Stockholders Cap shall not apply to the obligations of any Party hereto to the extent a breach results from willful misconduct or fraud by such Party.
          (e) The Stockholders shall not have any claim for contribution from or against the Surviving Company or any Subsidiary of the Company as a result of any indemnification or other payments made by any of the Stockholders to any of the Parent Indemnified Persons pursuant to this Agreement.
          (f) No information or knowledge acquired, or investigations conducted, by Parent or its representatives, of the Company or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Parent or any Parent Indemnified Person under this Agreement.
          (g) Each Party shall use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the damages for which indemnification is provided to it under this Article 7. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Stockholder shall have any liability to the Parent for any increase in Taxes in a Tax year or period beginning after the Closing Date or in the portion of a Straddle Period beginning after the Closing Date as the result of a reduction in any Tax Attributes in a Pre-Closing Tax Period or the portion of a Straddle Period ending on or before the Closing Date. The amount of any Indemnified Losses subject to indemnification under this Article 7 or of any claim therefor shall be calculated net of any Tax benefit actually realized by the Parent Indemnified Persons on account of such Indemnified Losses.
          (h) In the absence of fraud and willful misconduct, the rights of the parties under this Article 7 shall be the sole and exclusive remedies of the parties hereto and their respective affiliates with regard to claims under this Agreement except for claims for equitable remedies, including without limitation injunctive relief.
ARTICLE 8
TERMINATION
     8.1 Termination.
          (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after the Requisite Stockholder Approval:
          (i) by mutual consent of the Company and Parent;
          (ii) by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before May 31, 2010, or such other date, if any, as the Company and Parent shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date; provided further, that if any Government requires the Company and Parent to postpone the Closing Date in order to obtain a consent (which is required prior the consummation of the Merger) from such Government or if any waiting period applicable to the Merger under the HSR Act shall not have expired or earlier termination thereof shall not have been granted, such date shall automatically be extended to such date as required by such Government (which shall be in no event later than June 15, 2010);
          (iii) by Parent, at any time after 5:00 p.m. Eastern Standard Time on the date which is the first Business Day following the date hereof, if the Company has not obtained the Requisite Stockholder Approval by such time and delivered to Parent by such time a copy of such Requisite Stockholder Approval and a certificate certifying that the same has been obtained;
          (iv) by Parent, if (A) as permitted by Section 4.8, an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Recommendation within five (5) Business Days of a written request by Parent that it do so;
          (v) by Parent if the Company shall have materially breached any of its obligations under Sections 4.7 or 4.9;
          (vi) by Parent if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of any of the parties (other than Parent) set forth in this Agreement or the Side Agreement, or (B) there shall have been a breach by any of the parties (other than Parent and Acquisition Subsidiary) of any of its covenants or agreements hereunder or under the Side Agreement, and such party has not cured such breach within twenty (20) Business Days after notice by Parent thereof, provided that, with respect to clauses (A) and (B) above, Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach;
          (vii) by the Company if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Parent set forth in this Agreement, or (B) there shall have been a breach by Parent or Acquisition Subsidiary of any of their respective covenants or agreements hereunder, and neither Parent nor Acquisition Subsidiary has cured such breach within twenty (20) Business Days after notice by the Company thereof, provided that, with respect to clauses (A) and (B) above, the Stockholders and the Company have not breached any of its obligations hereunder and failed to timely cure such breach;
          (viii) by Parent or the Company if any Government has taken any action, investigation or proceeding as described in Section 6.3(e)(A) or (D) and the Parent and the Company have made reasonable best efforts to resolve such Government action, investigation or proceeding; or
          (ix) by Parent if the Company suffers a Company Material Adverse Effect.

The party desiring to terminate this Agreement pursuant to the preceding Sections 8.1(a)(ii) through Section 8.1(a)(ix) shall give written notice of such termination to the other party in accordance with Section 9.1, below.
          (b) Procedure Upon Termination. In the event of termination pursuant to this Article 8, the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, provided that the agreements contained in Sections 6.5, 8.1(b) and 9.6 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall return or destroy all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. An officer of such Party shall render a certificate to the Party furnishing the materials certifying that all documents, work papers and other materials (including any copies thereof) have been returned or destroyed. Nothing contained in this Agreement shall relieve any party from any liability for any breach of any representation, warranty or covenant contained herein prior to termination.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such Party:
If to Parent (or, after Closing, the Company):
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attention: Stuart H. Kupinsky, Senior Vice President,
Corporate Affairs and General Counsel
Facsimile: 919-461-6845
with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attention: Katherine F. Ashton
                    Stephanie M. Hosler
Facsimile: (310) 260-4154

If, prior to Closing, to the Company:
Camiant, Inc.
200 Nickerson Road, 2nd Floor
Marlborough, MA 01752-4603
Attention: Ed Delaney
Facsimile: (508)486-9595
with a copy to:
WilmerHale Venture Group
1100 Winter Street, Suite 4650
Waltham, MA 02451
Attention: Susan L. Mazur
Facsimile: (781) 966-2100
If to the Representative:
Stephen Van Beaver
c/o Pilot House Ventures
The Pilot House
Lewis Wharf
Boston, MA 02110
Facsimile: (617) 227-0973
     9.2 Entire Agreement. This Agreement, the Escrow Agreement, the Side Agreement and the Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
     9.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Representative (which consent shall not be unreasonably withheld) or by the Representative or the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights hereunder to any entity which is controlled by Parent if such assignee makes an affirmative acknowledgment of the representation and warranties in Article 3.
     9.4 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     9.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. “made available” shall mean posted in an electronic data room, and identified in a manner and folder reasonably identifiable by Parents’ Representatives as containing such information.
     9.6 Expenses.
          (a) Except as set forth in Section 9.6(b), Parent shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder. All fees and expenses of the Company, the Stockholders and the Representative incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and/or the transactions contemplated hereby, and the performance by them of their obligations hereunder (including, without limitation their fees and expenses of counsel, accountants, experts and other representatives) shall be included in the calculation of Closing Net Working Capital.
          (b) If a Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds) simultaneously with the occurrence of such Payment Event, a fee equal to $4,550,000 (the “Termination Fee”), and the Company shall (by wire transfer of immediately available funds), simultaneously with the occurrence of such Payment Event, reimburse Parent for all of its out-of-pocket costs and expenses incurred by or on behalf of Parent (or its Affiliates) in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, financing costs and the fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers.
          “Payment Event” means the termination of this Agreement pursuant to (x) Section 8.1(a)(iv) or Section 8.1(a)(v) or (y) Section 8.1(a)(iii), but only if, in the case of clause (y) within twelve (12) months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Common Stock; or (4) the Company adopts an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the

Company and its Subsidiaries, taken as a whole (or in any of clauses (1) through (4) the Company shall have entered into any contract or agreement providing for such action).
          (c) The Company acknowledges that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Acquisition Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Acquisition Subsidiary pursuant to this Section 9.6, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Acquisition Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to five percent (5%) over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.
     9.7 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.
     9.8 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.
     9.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware, County of New Castle or the federal courts located in Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 9.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.
     9.10 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

     9.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     9.12 Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.
     9.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties and with respect to Section 6.6, the Company Indemnified Parties.
     9.14 Subsidiary Compliance. The Company shall cause its Subsidiaries to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.
     9.15 Disclosure Schedules. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 2 and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section of the Agreement and any information disclosed in any section of the schedules shall be deemed to be disclosed with respect to and incorporated into any other section of the schedules where such disclosure is specifically cross-referenced.
* * * *

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

TEKELEC

By: Name: Title:	/s/ Frank Plastina Frank Plastina President and Chief Executive Officer

SPAN CORP., INC.

By: Name: Title:	/s/ Frank Plastina Frank Plastina President

CAMIANT, INC.

By: Name: Title:	/s/ Edward Delaney Edward Delaney CEO and President

REPRESENTATIVE

/s/ Stephen Van Beaver

Name: Stephen Van Beaver
SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER

EXHIBIT A-1
SIDE AGREEMENT
          THIS SIDE AGREEMENT (the “Agreement”) is entered into as of May ___, 2010, by and among TEKELEC, a California corporation (“Parent”), SPAN Corp., Inc., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), CAMIANT, INC., a Delaware corporation (the “Company”), and [                                        ], an individual residing at                     (“Stockholder”). Parent, Acquisition Subsidiary, the Company and Stockholder are referred to herein each as a “Party” and together as the “Parties.”
RECITALS
          A. Contemporaneously with the execution of this Agreement, Parent, Acquisition Subsidiary, the Company and Stephen Van Beaver (the “Representative”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2010, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company (the “Merger”).
          B. In order to induce the Parent, Acquisition Subsidiary, Representative and the Company to enter into the Merger Agreement and as a condition precedent to the closing of the Merger Agreement, this Agreement must remain in full force and effect on and as of the Closing Date.
          C. Stockholder has reviewed the form of (i) Merger Agreement, (ii) the Escrow Agreement in the form attached to the Merger Agreement as Exhibit E, (iii) the Certificate of Merger in the form attached to the Merger Agreement as Exhibit C, and (iv) this Agreement (collectively, the “Documents”). Stockholder has also reviewed such other materials as Stockholder has deemed necessary or appropriate for the purposes of this Agreement. All transactions or actions contemplated by the Documents are hereinafter referred to, collectively, as the “Transactions.”
          NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement. In addition, all capitalized terms used in the provisions of the Merger Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Merger Agreement.
          2. Representations and Warranties of Stockholder. Stockholder hereby makes the following representations and warranties to Parent, Acquisition Subsidiary and the Surviving Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing.
          2.1 Authority. Stockholder has full power and authority to enter into this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent

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that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.
          2.2 No Violation. Stockholder is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Stockholder of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Merger Agreement. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required to be made or obtained by the Stockholder to enable the Stockholder to execute, deliver or perform its obligations under this Agreement. None of the execution of this Agreement, the Merger or the consummation of the transactions contemplated hereby will result in the creation of any Liens against the Stockholder, the Shares held by the Stockholder or any of its properties or assets. None of the execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations hereunder nor the Merger will violate, conflict with or result in any breach of any provision of the certificate or articles of incorporation, bylaws or other similar charter or organizational documents of Stockholder.
          2.3 Shares. Stockholder holds of record and owns beneficially the number of shares of capital stock of the Company set forth next to his or her name on Schedule 2.3(a) of the Merger Agreement, free and clear of any Liens. Except as set forth on Schedule 2.3 hereto, Stockholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Stockholder to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Company. Except as set forth on Schedule 2.3 hereto, there are no stockholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which Stockholder is a party or to which it is bound relating to any shares of capital stock or other equity interest in the Company.
          2.4 Representation by Counsel. Stockholder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with Stockholder’s attorney and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
          3. Public Announcements; Confidentiality.
          3.1 Except as may be required by applicable Law, Stockholder shall not issue any press release, make any such statement or communication or schedule any press conference or conference call with respect to the Merger Agreement or this Agreement or the transactions contemplated hereby or thereby without the written consent of Parent.

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          3.2 Following the Closing, Stockholder shall maintain in confidence any information it may have in relation to the Company, and such information shall not be disclosed or used by Stockholder without Parent’s prior written consent, unless such information is otherwise publicly available as of the date of this Agreement other than as the result of an unauthorized disclosure; provided, however, that the (A) Stockholder may disclose confidential information (i) to his or her attorneys, accountants, consultants, and other professionals to the extent necessary to perform professional services for such Stockholder or (ii) as may otherwise be required by applicable law and (B) following the public announcement of the transaction by the Parent, the Stockholder may disclose any terms provided for in the Merger Agreement.
          4. Further Assurances. From and after the Closing, Stockholder shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Merger Agreement.
          5. Release. Effective upon the Closing, Stockholder hereby irrevocably waives, releases and discharges Parent, the Company or, from and after the Closing, the Surviving Company, and any of their respective current or former subsidiaries, directors, officers, predecessors and successors from any and all liabilities and obligations to it of any kind or nature whatsoever, in its capacity as a stockholder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement, the Merger Agreement and any of the other agreements executed and delivered by Parent in connection with the Merger Agreement) or otherwise at law or equity, and Stockholder agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of Parent, the Surviving Company, the Company or any of their respective Affiliates; provided, that the waivers contained in this Section 5 shall not apply to (i) claims against Parent asserted pursuant to this Agreement or the Merger Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, (iii) liabilities relating to the employment by the Company, the Parent or the Surviving Corporation of Stockholder relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such employees, (iv) pursuant to Section 6.6 of the Merger Agreement or (v) claims against Parent or the Company with respect to salaries, bonuses, expenses, severance, accrued vacation or any other vested benefits earned by the Stockholder in connection with his or her employment with the Parent or the Company (the “Excluded Claims”). In furtherance of the foregoing, Stockholder hereby agrees that it shall not make any claim for indemnification against Parent, the Surviving Company, the Company or any of their respective Affiliates by reason of the fact that Stockholder is or was a stockholder, officer, employee or agent of the Company (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against Stockholder, and Stockholder hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any of Parent, the Company, the Surviving Company, or any of their respective Affiliates other than with respect to Excluded Claims. Stockholder hereby acknowledges that it has been advised to consult with an attorney before executing this Agreement and otherwise in connection with the Merger and all actions contemplated by the Documents and the Merger and the related transactions contemplated by the

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Documents and that Stockholder has done so or, after careful reading and consideration has chosen not to do so of Stockholder’s own volition. Stockholder hereby acknowledges that it has signed this release knowingly and voluntarily and with the advice of any counsel retained to advise Stockholder with respect to this release.
Solely with respect to the claims released hereunder, Stockholder expressly waives and relinquishes to the fullest extent permitted by law (and to the extent applicable), the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          6. Indemnification. Article 7 of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article.
          7. Termination. Prior to the Effective Time, this Agreement shall be terminated without further action required by any Party in the event that the Merger Agreement is terminated in accordance with Article 8 of the Merger Agreement; provided that nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to the termination.
          8. Miscellaneous Provisions.
          8.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 8 for, or such other address as may be designated in writing hereafter by, such Party:
          If to Parent (or, after Closing, the Company or the Surviving Company):
          Tekelec
          5200 Paramount Parkway
          Morrisville, NC 27560
          Attention: Stuart H. Kupinsky, Senior Vice President,
          Corporate Affairs and General Counsel
          Facsimile: 919-461-6845

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with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attention: Katherine F. Ashton
                  Stephanie M. Hosler
Facsimile: (310) 260-4154
If, prior to Closing, to the Company:
Camiant, Inc.
200 Nickerson Road, 2nd Floor
Marlborough, MA 01752-4603
Attention:
Facsimile:
with a copy to:
WilmerHale Venture Group
1100 Winter Street
Waltham, MA 02451
Attention: Susan L. Mazur
Facsimile: (781) 966-2100
If to Stockholder:

Attention:
Facsimile:
With a copy to:

Attention:
Facsimile:
          8.2 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be

5

transferred, delegated, or assigned (by operation of Law or otherwise) by Stockholder. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Stockholder (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights hereunder to any entity which is controlled by Parent.
          8.3 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).
          8.4 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section or Schedule, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule attached to this Agreement, respectively. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.
          8.5 Expenses. Section 9.6(a) of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Section 9.6(a).
          8.6 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.
          8.7 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.
          8.8 Submission to Jurisdiction; Waiver. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware, County of New Castle or the federal courts located in Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 8.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal

6

process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 8.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.
          8.9 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other Parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.
          8.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          8.11 No Third Parties Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties.
          8.12 Amendment. This Agreement may only be amended with the prior written consent of the Company (or, after Closing, the Surviving Company), Parent and the Stockholder.
* * * * *

7

          IN WITNESS WHEREOF, the parties hereto have executed this Side Agreement as of the date first set forth above.

TEKELEC
By:
Name:
Title:

SPAN CORP., INC.
By:
Name:
Title:

CAMIANT, INC.
By:
Name:
Title:

[STOCKHOLDER]

Name:

8

EXHIBIT A-2
SIDE AGREEMENT
          THIS SIDE AGREEMENT (the “Agreement”) is entered into as of May ___, 2010, by and among TEKELEC, a California corporation (“Parent”), SPAN Corp., Inc., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), CAMIANT, INC., a Delaware corporation (the “Company”), and [                                        ], a [                                        ] (“Stockholder”). Parent, Acquisition Subsidiary, the Company and Stockholder are referred to herein each as a “Party” and together as the “Parties.”
RECITALS
          A. Contemporaneously with the execution of this Agreement, Parent, Acquisition Subsidiary, the Company and Stephen Van Beaver (the “Representative”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2010, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company (the “Merger”).
          B. In order to induce the Parent, Acquisition Subsidiary, Representative and the Company to enter into the Merger Agreement and as a condition precedent to the closing of the Merger Agreement, this Agreement must remain in full force and effect on and as of the Closing Date.
          C. Stockholder has reviewed the form of (i) Merger Agreement, (ii) the Escrow Agreement in the form attached to the Merger Agreement as Exhibit E, (iii) the Certificate of Merger in the form attached to the Merger Agreement as Exhibit C, and (iv) this Agreement (collectively, the “Documents”). Stockholder has also reviewed such other materials as Stockholder has deemed necessary or appropriate for the purposes of this Agreement. All transactions or actions contemplated by the Documents are hereinafter referred to, collectively, as the “Transactions.”
          NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement. In addition, all capitalized terms used in the provisions of the Merger Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Merger Agreement.
          2. Representations and Warranties of Stockholder. Stockholder hereby makes the following representations and warranties to Parent, Acquisition Subsidiary and the Surviving Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing.
          2.1 Organization of Stockholder. Stockholder is duly organized, validly existing and in good standing under the laws of                                         .

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          2.2 Authority. Stockholder has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.
          2.3 No Violation. Stockholder is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Stockholder of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Merger Agreement. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required to be made or obtained by the Stockholder to enable the Stockholder to execute, deliver or perform its obligations under this Agreement. None of the execution of this Agreement, the Merger or the consummation of the transactions contemplated hereby will result in the creation of any Liens against the Stockholder, the Shares held by the Stockholder or any of its properties or assets. None of the execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations hereunder nor the Merger will violate, conflict with or result in any breach of any provision of the certificate or articles of incorporation, bylaws or other similar charter or organizational documents of Stockholder.
          2.4 Shares. Stockholder holds of record and owns beneficially the number of shares of capital stock of the Company set forth next to its name on Schedule 2.3(a) of the Merger Agreement, free and clear of any Liens. Except as set forth on Schedule 2.4 hereto, Stockholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Stockholder to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Company. Except as set forth on Schedule 2.4 hereto, there are no stockholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which Stockholder is a party or to which it is bound relating to any shares of capital stock or other equity interest in the Company.
          2.5 Representation by Counsel. Stockholder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with Stockholder’s attorney and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
          3. Public Announcements; Confidentiality.

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          3.1 Except as may be required by applicable Law, Stockholder shall not issue any press release, make any such statement or communication or schedule any press conference or conference call with respect to the Merger Agreement or this Agreement or the transactions contemplated hereby or thereby without the written consent of Parent.
          3.2 Following the Closing, Stockholder shall maintain in confidence any information it may have in relation to the Company, and such information shall not be disclosed or used by Stockholder without Parent’s prior written consent, unless such information is otherwise publicly available as of the date of this Agreement other than as the result of an unauthorized disclosure; provided, however, that the (A) Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to perform professional services for such Stockholder or (ii) as may otherwise be required by applicable law and (B) following the public announcement of the transaction by the Parent, the Stockholder may disclose any terms provided for in the Merger Agreement.
          4. Further Assurances. From and after the Closing, Stockholder shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Merger Agreement.
          5. Release. Effective upon the Closing, Stockholder hereby irrevocably waives, releases and discharges Parent, the Company or, from and after the Closing, the Surviving Company, and any of their respective current or former subsidiaries, directors, officers, predecessors and successors from any and all liabilities and obligations to it of any kind or nature whatsoever, in its capacity as a stockholder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement, the Merger Agreement and any of the other agreements executed and delivered by Parent in connection with the Merger Agreement) or otherwise at law or equity, and Stockholder agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of Parent, the Surviving Company, the Company or any of their respective Affiliates; provided, that the waivers contained in this Section 5 shall not apply to (i) claims against Parent asserted pursuant to this Agreement or the Merger Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, (iii) liabilities relating to the employment by the Company, the Parent or the Surviving Corporation of Stockholder relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such employees or (iv) pursuant to Section 6.6 of the Merger Agreement (the “Excluded Claims”). In furtherance of the foregoing, Stockholder hereby agrees that it shall not make any claim for indemnification against Parent, the Surviving Company, the Company or any of their respective Affiliates by reason of the fact that Stockholder is or was a stockholder, officer, employee or agent of the Company (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against Stockholder, and Stockholder hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any of Parent, the Company, the Surviving Company, or any of their respective Affiliates other than with respect to Excluded Claims. Stockholder hereby acknowledges that it has been advised to

3

consult with an attorney before executing this Agreement and otherwise in connection with the Merger and all actions contemplated by the Documents and the Merger and the related transactions contemplated by the Documents and that Stockholder has done so or, after careful reading and consideration has chosen not to do so of Stockholder’s own volition. Stockholder hereby acknowledges that it has signed this release knowingly and voluntarily and with the advice of any counsel retained to advise Stockholder with respect to this release.
Solely with respect to the claims released hereunder, Stockholder expressly waives and relinquishes to the fullest extent permitted by law (and to the extent applicable), the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          6. Indemnification. Article 7 of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article.
          7. Termination. Prior to the Effective Time, this Agreement shall be terminated without further action required by any Party in the event that the Merger Agreement is terminated in accordance with Article 8 of the Merger Agreement; provided that nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to the termination.
          8. Miscellaneous Provisions.
          8.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 8 for, or such other address as may be designated in writing hereafter by, such Party:
If to Parent (or, after Closing, the Company or the Surviving Company):
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attention: Stuart H. Kupinsky, Senior Vice President,
Corporate Affairs and General Counsel
Facsimile: 919-461-6845

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with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attention: Katherine F. Ashton
                  Stephanie M. Hosler
Facsimile: (310) 260-4154
If, prior to Closing, to the Company:
Camiant, Inc.
200 Nickerson Road, 2nd Floor
Marlborough, MA 01752-4603
Attention:
Facsimile:
with a copy to:
WilmerHale Venture Group
1100 Winter Street
Waltham, MA 02451
Attention: Susan L. Mazur
Facsimile: (781) 966-2100
If to Stockholder:

Attention:
Facsimile:
With a copy to:

Attention:
Facsimile:
          8.2 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be

5

transferred, delegated, or assigned (by operation of Law or otherwise) by Stockholder. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Stockholder (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights hereunder to any entity which is controlled by Parent.
          8.3 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).
          8.4 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section or Schedule, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule attached to this Agreement, respectively. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.
          8.5 Expenses. Section 9.6(a) of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the Parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Section 9.6(a).
          8.6 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.
          8.7 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.
          8.8 Submission to Jurisdiction; Waiver. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware, County of New Castle or the federal courts located in Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 8.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal

6

process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 8.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.
          8.9 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other Parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.
          8.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          8.11 No Third Parties Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties.
          8.12 Amendment. This Agreement may only be amended with the prior written consent of the Company (or, after Closing, the Surviving Company), Parent and the Stockholder.
* * * * *

7

          IN WITNESS WHEREOF, the parties hereto have executed this Side Agreement as of the date first set forth above.

TEKELEC
By:
Name:
Title:

SPAN CORP., INC.
By:
Name:
Title:

CAMIANT, INC.
By:
Name:
Title:

[STOCKHOLDER]
By:
Name:
Title:

8

EXHIBIT B
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is entered into as of                     , 2010, by and between Tekelec, a California corporation (“Tekelec”) and                      (“Stockholder”), a resident of the State of [Massachusetts] and a Stockholder of Camiant, a Delaware corporation (the “Company”).
RECITALS
     A. Concurrently with the execution and delivery of this Agreement, Tekelec is entering into a Merger Agreement by and among Tekelec, SPAN Corp., Inc., a Delaware corporation and wholly owned subsidiary of Tekelec (“Acquisition Sub”), the Company and Stephen Van Beaver, as the initial Representative (the “Merger Agreement”), pursuant to which, among other things, Acquisition Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Tekelec. All capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
     B. Stockholder is a stockholder of the Company, and in connection with the closing of the transactions contemplated by the Merger Agreement, a portion of the merger consideration shall be paid to Stockholder.
     C. The Merger Agreement requires that this Agreement be executed and delivered by Stockholder as a condition to the obligations of Tekelec under the Merger Agreement.
     NOW, THEREFORE, in consideration of the recitals and the covenants, representations, warranties, conditions and agreement hereinafter expressed, the parties agree as follows:
     1. Acknowledgements.
          (a) Stockholder acknowledges and agrees that he has occupied a position of trust and confidence with the Company prior to the date hereof and has had access to and has become familiar with the confidential information of the Company.
          (b) Stockholder recognizes that the covenants set forth in Section 2 of this Agreement are an essential part of the transactions contemplated by the Merger Agreement and that but for the agreement of Stockholder to comply with such covenants Tekelec and Acquisition Sub would not enter into the Merger Agreement. Stockholder acknowledges and agrees that the covenants set forth in Section 2 of this Agreement are necessary to protect the legitimate business interests of the Company acquired by Tekelec pursuant to the Merger Agreement, including without limitation, trade secrets and other confidential information of the Company and goodwill, and that irreparable harm and damage will be done to Tekelec if Stockholder takes any action in any way prohibited by such covenants. In addition, Stockholder acknowledges that the Merger Consideration is paid in part as consideration for customer contacts and marketplace reputation developed by Stockholder for the Company and such covenants are necessary for Tekelec to receive the full benefit of the Merger Agreement.
          (c) Stockholder hereby acknowledges the broad territorial scope of the covenant contained in this Agreement, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities

1

prohibited, (ii) the business of the Company prior to Closing is international in scope; (iii) the products and services related to the Company’s business are marketed worldwide; (iv) the Company’s business prior to Closing competes with other businesses that are or could be located in any part of the world; (v) the confidential, proprietary and trade secret information of the Company to which Stockholder had and/or may have had access, (vi) the fact that a business which competes with the Company in the business conducted by them could greatly benefit if it were to obtain the confidential information of the Company, (vii) the sale and/or transfer of the intellectual property and goodwill of the Company pursuant to the Merger Agreement, (viii) the fact that Stockholder would have an unfair competitive advantage if he were allowed to engage in the competitive activities prohibited by this Agreement in light of the confidential, proprietary and trade secret information and/or goodwill that Stockholder had as of the Closing, (ix) Tekelec has required Stockholder to make the covenants set forth in Section 2 of this Agreement as a condition to consummating the transactions contemplated by the Merger Agreement; (x) the provisions of Section 2 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to use and operate the Company’s business from and after Closing; and (xi) Tekelec would be irreparably damaged if Stockholder were to breach the covenants set forth in Section 2 of this Agreement.
     2. Non-Competition and Non-Solicitation. In consideration of the Merger Consideration and the consummation of the transactions contemplated by the Merger Agreement, Stockholder agrees that he or she shall not:
          (a) for a period of two (2) years after the Closing Date (the “Restricted Period”), directly or indirectly through any entity other than the Company, as a principal, employee, partner, stockholder, member, officer, director, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the business of the Company as presently conducted and/or as said business may evolve anywhere in the world during the term of the Stockholder’s employment with the Company; provided, however, that the running of such time period shall be tolled during any period of time during which Stockholder violates the provisions of this paragraph; provided, that the foregoing shall not prohibit Stockholder from owning 2% or less of the outstanding equity or debt securities of a publicly traded entity;
          (b) use or disclose to anyone except authorized personnel of the Company any trade secrets or confidential matters concerning the Company, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any intellectual property of the Company (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement) and any other research or business information concerning the Company which the Company currently treats as confidential (whether or not a trade secret under applicable law). If Stockholder is or may be obligated to disclose any such trade secret or confidential information pursuant to applicable law, regulation or legal process, then Stockholder shall provide Tekelec with prompt written notice before any such disclosure sufficient to enable Tekelec either to seek a

2

protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section or both. Nothing herein shall prevent Stockholder from using or disclosing information that is generally available to the public; or
          (c) directly or indirectly, during the Restrictive Period, solicit, encourage to leave employment, or hire any officer or employee of the Company or any person who at the time of proposed hire by Stockholder had been an officer or employee of the Company within the previous 9 months, or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer or provide goods or services to any such customer in competition with the goods or services of the Company[; provided, however that this paragraph 2(c) shall not apply to the solicitation or hiring of Robert Orlando, Ed Delaney or Robert Lane (each an “Identified Employee”) by another Identified Employee, if such Identified Employee who was being solicited or hired, had his employment with the Company terminated by the Company prior to the commencement of employment discussions between them].
          3. Remedies. If Stockholder breaches the covenants set forth in Section 2 of this Agreement, Tekelec will be entitled to the following remedies:
          (a) money damages (if any) from Stockholder; and
          (b) injunctive or equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Tekelec and would be an inadequate remedy for such breach.
          4. Waiver. The rights and remedies of the parties to this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          5. Notice. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by telecopy or prepaid overnight courier, if to:
     Tekelec:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attention: Stuart H. Kupinsky, Senior Vice President,

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Corporate Affairs and General Counsel
Facsimile: 919-461-6845
with a copy (which shall not constitute notice) to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attention: Katherine F. Ashton
                   Stephanie M. Hosler
Facsimile: (310) 260-4154
     Stockholder:

Telephone:
Facsimile:
Email:
     With a copy to:

Telephone:
Facsimile:
Email:
Any notice or other communication transmitted in accordance with this Section 6 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if telecopied, upon transmission and confirmation of receipt.
          6. Assignment; Binding Agreement. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned (by operation of Law or otherwise) by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Tekelec shall have the right to transfer and assign its rights hereunder to any entity which at the time of such transfer and assignment is controlled by, or under common control with Tekelec or any entity that acquires Tekelec or substantially all of its assets. Any assignment or attempted assignment in violation of this Section 7 shall be void and of no effect.

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          7. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          8. Right to Recover Costs and Fees. Stockholder undertakes and agrees that if Stockholder breaches this Agreement, Stockholder shall be liable for all expenses, costs and fees (including attorneys’ fees) incurred by Tekelec in enforcing its rights hereunder.
          9. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.
          10. Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.
          11. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of the State of Massachusetts, without reference to its choice of Law rules.
          12. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in the county in Massachusetts in which Camiant is located, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the courts located in the county in Massachusetts in which Camiant is located. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Massachusetts with respect to any matters to which it has submitted to jurisdiction in this Section 12. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts located in the county in Massachusetts in which Camiant is located, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
          13. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          14. Severability. If any provision of this Agreement is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.
          15. Entire Agreement. Other than any benefits under existing Company plans and/or policies and the existing obligations of Stockholder related to non-

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competition[, non-solicitation], confidentiality and intellectual property assignments currently in effect with Camiant, Stockholder acknowledges and agrees that he or she is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement is the entire agreement pertaining to the subject matter hereof; and that this Agreement supersedes any and all prior or contemporaneous agreements, arrangements, negotiations and understandings between or among Stockholder, Camiant and/or Tekelec, or any of them, whether oral or written, pertaining to ability to compete with the Company[; provided, that any non-solicitation obligation of Employee set forth in his Non-Solicitation and Non-Competition Agreement by and between Employee and the Company shall be amended and restated as set forth in this Agreement].
* * * *

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     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

TEKELEC
By:
Name:
Title:

STOCKHOLDER:

[SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

EXHIBIT C
CERTIFICATE OF MERGER OF
SPAN CORP., INC.
(a Delaware corporation)
WITH AND INTO
CAMIANT, INC.
(a Delaware corporation)
Pursuant to Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name and state of incorporation of each of the constituent corporations are as follows:
Camiant, Inc., a Delaware corporation
SPAN Corp., Inc., a Delaware corporation
SECOND: An Agreement and Plan of Merger, dated as of May 5, 2010, by and among Camiant, Inc., Tekelec, SPAN Corp., Inc. and Stephen Van Beaver (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251(c) of the Delaware General Corporation Law. In lieu of a meeting of stockholders of the surviving corporation, the written consent of the necessary number of shares of each class and series of voting stock as required by the Delaware General Corporation Law and the Third Amended and Restated Certificate of Incorporation, as amended, of the surviving corporation was obtained in favor of the Merger Agreement, pursuant to Section 228 of the Delaware General Corporation Law.
THIRD: The name of the surviving corporation is Camiant, Inc., a Delaware corporation.
FOURTH: The Third Amended and Restated Certificate of Incorporation of Camiant, Inc. shall be amended and restated to read in its entirety as attached hereto as Exhibit A.
FIFTH: The Merger Agreement is on file at 200 Nickerson Road, 2nd Floor, Marlborough, Massachusetts, 01752-4603, the place of business of the surviving corporation.
SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
SEVENTH: The merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

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     IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be signed by a duly authorized officer, the ___day of                     , 2010.

CAMIANT, INC.
By:
Name:
Title:

Exhibit A
Fourth Amended and Restated Certificate of Incorporation of Camiant, Inc.

EXHIBIT D
(Please read the accompanying instructions carefully)
LETTER OF TRANSMITTAL TO ACCOMPANY
CERTIFICATES THAT FORMERLY REPRESENTED CAPITAL
STOCK OF CAMIANT, INC.

To:	U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue Mail Station – EP-MN-WS2N St. Paul, MN 55107-2292 Telephone: (651) 495-3642 Attention: Kelli Ryman
Ladies and Gentlemen:
     In accordance with the Agreement and Plan of Merger by and among Tekelec (“Tekelec”), SPAN Corp., Inc. (“Merger Sub”), Camiant, Inc. (“Camiant” or the “Company”), and Stephen Van Beaver (the “Representative”) dated as of May 5, 2010 (the “Merger Agreement”), and in compliance with the accompanying instructions, the undersigned hereby surrenders certificate(s) that formerly represented shares of the Company’s capital stock (the “Shares”), in exchange for the Initial Merger Consideration as provided in the Merger Agreement. Capitalized terms used but not otherwise defined in this Letter of Transmittal shall have the meanings assigned to such terms in the Merger Agreement.
     Unless otherwise indicated, please wire the undersigned’s portion of the Merger Consideration to an account designated below or send a check via certified mail to the address set forth below. Please fill out the appropriate information in the table below.
DESCRIPTION OF SHARES SURRENDERED FOR INITIAL MERGER CONSIDERATION

Shares Surrendered for Merger Consideration
(Attach list if necessary)
Name of Owner	Certificate	Class/Series of
(Use Exact Name on certificates)	Number(s)	Stock	Number of Shares
(Address, including zip code)

(Telephone and area code)

Wire Instructions:

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     Completion and delivery of this Letter of Transmittal with respect to the Shares constitutes assent to the terms of the merger consummated pursuant to the Merger Agreement referred to above (the “Merger”) and constitutes a waiver by the undersigned of any appraisal or dissenters’ rights with respect to any Shares under the Delaware General Corporation Law (“DGCL”), as the case may be, whether or not the undersigned has previously made a written demand upon Camiant and otherwise complied with the appraisal rights provisions of the DGCL.
     In order to induce Tekelec to cause U.S. Bank National Association (the “Exchange Agent”) to issue the consideration for the Shares called for by the Merger Agreement, the undersigned hereby expressly agrees with Tekelec as follows:
     1. Merger Agreement; Escrow Agreement. The undersigned acknowledges receipt of a copy of the Merger Agreement (included herewith) and the Escrow Agreement (included herewith). The undersigned has reviewed those documents and the terms of the Merger described therein. The undersigned understands that: (a) the Escrow Amount will be retained in the Escrow Account as security for certain indemnity obligations pursuant to the Merger Agreement and (b) the Holdback Amount will be retained by the Exchange Agent (in accordance with the terms of Section 1.11 of the Merger Agreement). The undersigned acknowledges and agrees to be subject to and bound by the terms and conditions of the Merger Agreement and the Escrow Agreement substantially in the form included herewith, with such changes as the officers of the Company may approve. The undersigned further acknowledges that the Merger Consideration is subject to certain adjustments more specifically described in Section 1.4 to the Merger Agreement.
     2. Representations and Warranties. The undersigned is the exclusive owner of the Shares listed on this Letter of Transmittal, of record and beneficially, free and clear of all liens, claims and encumbrances, and has the right and power to submit them for transfer with this Letter of Transmittal. The undersigned has full power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder. The execution, delivery and performance of this Letter of Transmittal constitute a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms. Neither the execution and delivery of this Letter of Transmittal nor the consummation of any or all of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws and any amendments thereto (or other governing instrument) of the undersigned, if any, or (ii) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which the undersigned is a party or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to the undersigned.
     The undersigned has received and carefully reviewed the Camiant, Inc. Information Statement and Notice of Action By Written Consent and Appraisal Rights dated ___, 2010 (the “Information Statement”) delivered together with this Letter of Transmittal. The undersigned has had the opportunity to ask the Company any and all questions the undersigned may have with respect to the Information Statement, the Merger Agreement and any related documents and has also had the opportunity to consult with the undersigned’s tax, financial, legal and other advisors regarding the same.
     3. Federal Income Tax Considerations. Each Stockholder who is a U.S. person and who is to receive the Merger Consideration in the Merger will be required to furnish the Stockholder’s social security number or taxpayer identification number on Substitute Form W-9. Failure to provide this information may result in backup withholding. Each Stockholder who is a Non-U.S. person and who is to receive the Merger Consideration in the Merger will be required to furnish the appropriate Form W-8.
     EACH STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE STOCKHOLDER’S OWN PARTICULAR CIRCUMSTANCES.
     4. Further Actions. The undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Exchange Agent in connection with the surrender of the certificates that formerly represented the Shares.
     This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more or the undersigned, and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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     The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby.
SIGN BELOW
X

(Signature(s) of stockholders)
Must be signed by registered stockholder(s) exactly as name(s) appear(s) on share certificate(s). See Instruction 1.
Dated:                                         , 2010

TRANSFER INSTRUCTIONS
To be completed only if the Merger Consideration is to be issued to person(s) other than the registered owner(s) of certificates. Issue such Merger Consideration to:

Name(s):

Address:

Social Security
No. or T. I. N.:

SPECIAL MAILING INSTRUCTIONS
To be completed only if the Merger Consideration is to be mailed to someone other than the registered holder(s) of the certificates indicated above or to the registered holder(s) at an address other than shown above.
☐	Please check this box if this is a permanent address change.

Name(s):

Address:

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INSTRUCTIONS TO LETTER OF TRANSMITTAL
     Pursuant to the Merger Agreement referred to in the Letter of Transmittal, the Merger Sub will merge with and into the Company and the outstanding shares of the Company’s capital stock will be converted into the right to receive the Initial Merger Consideration. In order to receive payment of the Merger Consideration, the certificates or other documentation that formerly represented Shares (the “Certificates”) must be forwarded in accordance with the following instructions. Capitalized terms used but otherwise not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     1. Letter of Transmittal.
     The Letter of Transmittal should be properly filled in, signed and returned, together with the surrendered Certificates, to U.S. Bank National Association at the address set forth above (the “Exchange Agent”). The Letter of Transmittal and Certificates may be mailed or delivered by hand to the address shown on the face of this Letter of Transmittal. The method of delivery of all documents is at the option and risk of the surrendering Stockholder, but if sent by mail, registered mail with return receipt requested, properly insured, is recommended.
     2. Certificates in Different Names.
     This Letter of Transmittal may be used to submit more than one Certificate only if all of the Certificates are registered in exactly the same name. Otherwise, it will be necessary to complete, sign and submit as many Letters of Transmittal as there are different registrations of Certificates. If the Merger Consideration is to be issued to someone other than the registered owner(s) of the surrendered Certificate(s), the Certificate(s) must be duly endorsed in blank by the registered owner(s) thereof or accompanied by a duly executed instrument of assignment in blank, and the signature to the endorsement or assignment must be guaranteed by a commercial bank or trust company (not a savings bank) or a member of the National Association of Securities Dealers, and the information under “Transfer Instructions” must be supplied. If any of the Merger Consideration is to be mailed to an address different from the record address of your Shares, provide the information under “Special Mailing Instructions.”
     3. Signatures.
     This Letter of Transmittal shall be signed by the registered holder(s) of the Certificates submitted herewith. The signatures must correspond with the name(s) as set forth on the face of the Certificate(s), without alteration, enlargement or any change whatsoever. If the Certificate(s) submitted herewith are held of record by two or more joint owners, all such holders must sign this Letter of Transmittal.
     If this Letter of Transmittal or any Certificates are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence satisfactory to the Exchange Agent of their authority so to act must be submitted.
     4. Guarantee of Signature.
     The Certificate(s) need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) is registered in a name other than that of the person surrendering the Certificate(s) or (b) such registered holder completes the Special Payment Instructions or Special Delivery Instructions. In the case of (a) above, any such Certificate(s) must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal

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guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.
     5. Lost, stolen, mutilated or destroyed Certificates.
     The Exchange Agent reserves the right to require additional documentation and/or an indemnity bond in the case of lost, stolen, mutilated or destroyed Certificates. If your Certificates have been lost, stolen, mutilated or destroyed, please contact the Exchange Agent in writing for instructions.
     6. Validity of Surrender; Irregularities.
     All questions as to validity, form and eligibility of any surrender of Certificates hereunder will be determined by the Exchange Agent, and such determination will be final and binding. The Exchange Agent reserves the right to waive any irregularities or defects in the surrender of any Certificates, and its interpretations of the terms and conditions of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects will be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.
     7. Important Tax Information.
     Under federal income tax law, a Stockholder whose Shares are surrendered herewith is required to provide the Exchange Agent with such Stockholder’s current Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If such Stockholder is an individual, the TIN is his or her Social Security number. For businesses and other entities, the number is the Employer Identification Number. If the Exchange Agent is not provided with the correct TIN, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, the Merger Consideration to which the Stockholder is entitled with respect to Shares surrendered in connection with the Merger and any interest earnings on the Escrow Amount may be subject to backup withholding.
     Certain Stockholders are not subject to these backup withholding and reporting requirements. See the enclosed W-9 Guidelines for additional instructions. Exempt Stockholders should furnish their TIN, check the exemption in Part 4 of the Substitute Form W-9, and sign, date and return the Substitute Form W-9 to the Exchange Agent.
     If backup withholding applies, the Exchange Agent is required to withhold 28% of any cash payment made to the Stockholder with respect to Shares surrendered in connection with the Merger Agreement and any interest earnings on the Escrow Account. Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund from the Internal Revenue Service may be obtained. Failure to comply truthfully with the backup withholding requirements may also result in the imposition of severe criminal and/or civil fines and penalties.
     Purpose of Substitute Form W-9
     To prevent backup withholding on any cash payment made to a Stockholder with respect to the Shares surrendered in connection with the Merger Agreement and any interest earnings on the Escrow Amount, the Stockholder is required to notify the Exchange Agent of his or her correct TIN (Social Security number or Employer Identification Number) by completing the enclosed Substitute Form W-9 and certifying that the TIN provided on Substitute Form W-9 is correct (or that such Stockholder is awaiting a TIN). In

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addition, the Stockholder must complete Part 2 of the Substitute Form W-9, check the appropriate box, and date and sign as indicated.
     What Number to Give the Exchange Agent
     The Stockholder is required to give the Exchange Agent the Social Security Number or Employer Identification Number of the record owner of the Shares being surrendered for payment in connection with the Merger Agreement.
     Substitute Form W-8 for Foreign Persons
     If the surrendering Stockholder is a nonresident alien or foreign entity not subject to backup withholding, instead of submitting a Substitute Form W-9, such Stockholder must give the Exchange Agent the appropriate Form W-8. If a nonresident alien or foreign entity Stockholder does not provide the Exchange Agent with the appropriate Form W-8, the Stockholder will be subject to backup withholding on reportable payments.

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YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU CHECKED THE BOX “APPLIED FOR” IN PART I OF SUBSTITUTE FORM W-9
CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that I must provide a taxpayer identification number to the Exchange Agent within 60 days of submitting this Substitute Form W-9 and that I will be subject to backup withholding at the applicable rate on all reportable payments until I provide my taxpayer identification number to the Exchange Agent. I also understand that if I provide my taxpayer identification number to the Exchange Agent within 60 days, the Exchange Agent will refund any amounts backup withheld from reportable payments made during the 60-day period, and if I do not provide the Exchange Agent with my taxpayer identification number within the 60-day period, the Exchange Agent will remit such previously retained amounts to the IRS as backup withholding.

Signature

Date

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING AT A 28% RATE ON ANY PAYMENT MADE TO YOU PURSUANT TO THE MERGER AGREEMENT.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
     Guidelines For Determining the Proper Identification Number to Give the Payer – Social Security Numbers (“SSNs”) have nine digits separated by two hyphens: i.e., 000-00-000. Employer Identification Numbers (“EINs”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

Give the name and
	Give the Name and Social		Employer Identification
For this type of account:	Security Number	For this type of account:	Number
1. Individual	The individual	6. Disregarded entity not owned by an individual	The owner

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7. A valid trust, estate, or pension trust	Legal entity (4)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8. Corporation or LLC electing corporate status on Form 8832	The corporation

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)	9. Association, club, religious, charitable, educational or other tax-exempt organization	The organization
b. The so-called trust account that is not a legal or valid trust under State law	The actual owner (1)	10. Partnership or multi-member LLC	The partnership or LLC

		11. A broker or registered nominee	The broker or nominee

5. Sole proprietorship or disregarded entity owned by an individual	The owner (3)	12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments)	The public entity

(1)	List first and circle the name of the person whose SSN you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)	You must show your individual name and you may also enter your business or “doing business as” name. You may use either your SSN or EIN, but the Internal Revenue Service encourages you to use your SSN.

(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title).
NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Purpose of Form
A person who is required to file an information return with the IRS must get your correct Taxpayer Identification Number (“TIN”) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA. Use Form W-9 only if you are U.S. person (including a resident alien), to provide your correct TIN to the requester (the person requesting your TIN) and, when applicable, to (1) certify the TIN you are giving is correct (or you are waiting for a number to be issued), (2) certify you are not subject to backup withholding, or (3) claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income The TIN provided must match the name given on the Substitute Form W-9.
Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:
▪	An individual who is a U.S. citizen or U.S. resident alien,

▪	A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

▪	An estate (other than a foreign estate), or

▪	A domestic trust (as defined in Regulations section 301.7701-7).
Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income. The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:
▪	The U.S. owner of a disregarded entity and not the entity,

▪	The U.S. grantor or other owner of a grantor trust and not the trust, and

▪	The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.
Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).
Taxpayer Identification Number (TIN)
If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter this number in the social security number box. If you do not have an ITIN, see How to get a TIN below.
If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN. If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.
How to Get a TIN
If you do not have a TIN, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, at the local office of the Social Security Administration or get this form on-line at www.ssa.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Forms W-7 and SS-4 from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS web site at www.irs.gov.
If you do not have a TIN, check the “Applied For” box in Part 3, sign and date the Substitute Form W-9 and Certificate Awaiting Taxpayer Identification Number, and give it to the payer. For interest and dividend payments and certain payments made with respect to readily tradable instruments, you will generally have 60 days to get a TIN and give it to the payer. If the payer does not receive your TIN within 60 days, backup withholding, if applicable, will begin and continue until you furnish your TIN. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.
Note: Checking the “Applied For” box on the form means that you have already applied for a TIN or that you intend to apply for one soon. As soon as you receive your TIN, complete another Form W-9, include your TIN, sign and date the form, and give it to the payer.
CAUTION: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.
Payees Exempt from Backup Withholding
Individuals (including sole proprietors) are NOT exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.
Note: If you are exempt from backup withholding, you should still complete Substitute Form W-9 to avoid possible erroneous backup withholding. If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8, Certificate of Foreign Status.
The following is a list of payees that may be exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except for those listed in item (9). For broker transactions, payees listed in (1) through (13) and any person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: (i) medical and health care payments, (ii) attorneys’ fees, and (iii) payments for services paid by a federal executive agency. Only payees described in items (1) through (5) are exempt from backup withholding for barter exchange transactions and patronage dividends.

(1)	An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).
(2)	The United States or any of its agencies or instrumentalities.
(3)	A state, the District of Columbia, a possession of the United States, or any of their subdivisions or instrumentalities.
(4)	A foreign government, a political subdivision of a foreign government, or any of their agencies or instrumentalities.
(5)	An international organization or any of its agencies or instrumentalities.
(6)	A corporation.

(7)	A foreign central bank of issue.
(8)	A dealer in securities or commodities registered in the United States, the District of Columbia, or a possession of the United States.
(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.
(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12)	A common trust fund operated by a bank under section 584(a).
(13) A financial institution.
(14)	A middleman known in the investment community as a nominee or custodian.
(15)	An exempt charitable remainder trust, or a non-exempt trust described in section 4947.
Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE “EXEMPT PAYEE” BOX IN PART 4 ON THE FACE OF THE FORM IN THE SPACE PROVIDED, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.
Payments Exempt from Backup Withholding
Certain payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and their regulations. The following payments are not generally subject to backup withholding:
Dividends and Patronage Payments
▪	Payments to nonresident aliens subject to withholding under section 1441.

▪	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

▪	Payments of patronage dividends not paid in money.

▪	Payments made by certain foreign organizations.

▪	Section 404(k) distributions made by an ESOP.
Interest Payments
▪	Payments of interest on obligations issued by individuals. Note: You are subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business. Backup withholding applies to the reportable payment if the payee has not provided a TIN or provided an incorrect TIN.

▪	Payments described in section 6049(b)(5) to nonresident aliens.

▪	Payments on tax-free covenant bonds under section 1451.

▪	Payments made by certain foreign organizations.

▪	Mortgage or student loan interest paid to you.
Privacy Act Notice. Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to federal and state agencies to enforce federal nontax criminal laws and to combat terrorism.
You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not give a TIN to a payer. The penalties described below may also apply.
Penalties
Failure to Furnish TIN. If you fail to furnish your correct TIN to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
Misuse of TINs. If the payer discloses or uses TINs in violation of federal law, the payer may be subject to civil and criminal penalties.
FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE

Exhibit E
ESCROW AGREEMENT
     This ESCROW AGREEMENT (the “Escrow Agreement”) is made as of                      ___, 2010, by and among Tekelec, a California corporation (“Tekelec”), Camiant, Inc., a Delaware corporation (“Camiant”), Stephen Van Beaver (the “Representative”), as the representative of the holders of the Shares, and U.S. Bank National Association (the “Escrow Agent”).
RECITALS
     A. Tekelec and Camiant have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2010, pursuant to which, among other things, the parties thereto agreed to the merger of a subsidiary of Tekelec with and into Camiant.
     B. The transactions contemplated by the Merger Agreement are being closed (the “Closing”) contemporaneously with the execution of this Escrow Agreement.
     C. Pursuant to the Merger Agreement, a certain portion of the Merger Consideration is to be deposited in escrow, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.
     D. The Escrow Agent has agreed to hold the Escrow Funds (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:
     1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.
     2. Appointment of Escrow Agent. Camiant and the Representative, on its own behalf and on behalf of all of the holders of the Shares, Vested Options and Comercia Warrants, hereby appoint the Escrow Agent to serve as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Funds in accordance with and subject to the terms and conditions hereof.
     3. Deposit of Escrow Funds.
          3.1. Pursuant to Section 1.12 of the Merger Agreement, Tekelec has deposited with the Escrow Agent $12,488,522.00 (the “Escrow Deposit”). The Escrow Agent hereby acknowledges receipt of the Escrow Deposit.
          3.2. The Escrow Deposit and any income earned thereon are referred to herein collectively as the “Escrow Funds.”

     4. Investments.
          4.1. The Escrow Agent shall cause the Escrow Funds from time to time to be invested and reinvested as directed in writing by the Representative, in Authorized Investments, provided that all such investments shall have appropriately blended maturities but in no event shall any individual investment mature more than 91 days from the date of investment or reinvestment. For the purpose of this Escrow Agreement, “Authorized Investments” means (1) short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States and/or (2) money market funds rated AAA by Standard and Poor’s which invests in short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States including funds offered by the Escrow Agent. Any direction by the Representative to the Escrow Agent as to investment or reinvestment of funds shall be in writing and shall be provided to the Escrow Agent no later than 9:00 a.m. on the day on which the investment is to be made. Any such direction received after 9:00 a.m. or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. the next Business Day. If a direction is not received, the Escrow Agent shall not have any obligation to invest the Escrow Funds in Authorized Investments and pending receipt of same shall be entitled to hold such Escrow Funds uninvested in its trust account.
          4.2. All earnings, dividends or other property (including securities) received in connection with the Escrow Funds shall be converted into cash and invested as provided in this Section 4. The Escrow Agent shall supply a written statement to Tekelec and the Representative monthly listing all transactions with respect to the Escrow Funds during each such period.
          4.3. The Escrow Agent shall not be held liable for any losses incurred in the investments of any funds in Authorized Investments provided that the Escrow Agent is not grossly negligent or does not act willfully or in bad faith in connection with such investments.
     5. Application of Escrow Funds to Claims of Tekelec.
          5.1. If Tekelec claims that a Parent Indemnified Person has suffered Indemnified Losses for which it is entitled to indemnification under Section 7.2 of the Merger Agreement at any time prior to 11:59 p.m. on                      [insert date 15 months from Closing] (the “Release Date”), Tekelec shall deliver the written notice required by Section 7.4 of the Merger Agreement (any notice from Tekelec under this Section 5 shall be referred to as a “Release Notice”) to the Representative and the Escrow Agent to release from the Escrow Funds such amount (the “Claimed Amount”). The parties acknowledge that there may be multiple Release Notices given by Tekelec during the term hereof and that any Release Notice may be amended by Tekelec from time to time on or prior to the Release Date (e.g., to increase or decrease the Claimed Amount stated therein), any such amendment being effective as of and from the date of delivery thereof to the Representative and the Escrow Agent. Forty (40) days following delivery of the Release Notice, the Claimed Amount shall be paid by the Escrow Agent out of the Escrow Funds to or at the direction of Tekelec in accordance with the Release Notice unless the Representative disputes the validity or amount of such claim by notifying Tekelec and the Escrow Agent in writing, containing a description in reasonable detail of the basis for the dispute and the amount in dispute (a “Dispute Notice”), within forty (40) calendar days after Tekelec has provided the Representative

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with its Release Notice. If a Dispute Notice has not been delivered to Tekelec and the Escrow Agent within the required forty (40) calendar day period, the Escrow Agent shall promptly disburse from the Escrow Funds to or at the direction of Tekelec the portion of the Escrow Funds set forth in the Release Notice.
          5.2. In the event that a Dispute Notice signed by the Representative has been provided to Tekelec and the Escrow Agent within the required forty (40) calendar day period, at the end of the forty (40) day period, the Escrow Agent shall distribute promptly to or at the direction of Tekelec the undisputed portion (if any) of the amount set forth in the Release Notice, and withhold the amount in dispute (the “Disputed Amount”), which amount shall be resolved in accordance with this Section 5.2. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) the Representative and Tekelec jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or (ii) the Escrow Agent receives a copy of a final judgment or order of a court of competent jurisdiction (a “Directive”) with respect to the Disputed Amount (which judgment or order shall also be delivered by Tekelec to the Representative or by the Representative to Tekelec, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than three (3) calendar days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount, as required by such instructions or Directive, as the case may be.
     6. Final Distribution of Escrow Funds. Promptly following the Release Date, the Escrow Agent shall distribute to the Holders (as such term is defined below) in accordance with this Section 6) the Escrow Funds remaining in the Escrow Account; provided, however, the Escrow Agent shall retain (and not deliver to the Holders) such Escrow Funds in the amount equal to any Disputed Amounts outstanding on the Release Date which have not been resolved in accordance with Section 5 and all Claimed Amounts that have not then been paid to Tekelec or disputed by the Representative in accordance with Section 5 hereof. Following the resolution of any Disputed Amounts in accordance with Section 5 hereof, the Escrow Agent shall promptly (but in no event later than five (5) calendar days thereafter) distribute the Disputed Amounts as provided in the Directive or in written instructions from Tekelec and the Representative (less any reasonable out of pocket costs and expenses incurred by the Representative in connection with services hereunder to the extent the Representative has not previously been reimbursed for such amounts) to the applicable Persons set forth on Exhibit A attached hereto (each a “Holder”), in each case as determined in accordance with the terms and conditions of the Merger Agreement, including with respect to Section 7.2(c) of the Merger Agreement.
     7. Certain Covenants. All interest and other income earned from the investment of the Escrow Deposit shall be allocated and reported to Tekelec for tax purposes. Tekelec agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Deposit is credited to such Escrow Funds. Tekelec understands that, in the event its tax identification number is not certified to the Escrow Agent, the Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Deposit and Escrow Funds. In the event that Tekelec does not certify its tax identification number to the Escrow Agent and backup withholding is

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applied to the Escrow Funds, Tekelec agrees to deposit an amount equal to the amount withheld to the Escrow Funds. Tekelec and the Representative agree that the Escrow Agent shall report the interest earnings to Tekelec on the appropriate tax forms and, to the extent required by the Code, withhold the appropriate tax. The Representative agrees that it will use its reasonable efforts to timely provide to the Escrow Agent or Tekelec each Holder’s Certification of Taxpayer Identification Number on Substitute Form W-9 or Substitute Form W-8BEN from each Holder. In addition, Tekelec and the Representative hereby agree that they will make all reasonable efforts to resolve as quickly as possible any claims still pending pursuant to Section 5 or 6 at the time a disbursement is required to be made hereunder.
     8. Joint Written Instructions and Directions; Disbursements. Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Funds, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by Tekelec and the Representative to the Escrow Agent or in a Directive. The parties hereto agree that all disbursements required to be made hereunder shall be made to the Holders by wire transfer or check and to or at the direction of Tekelec by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement.
     9. Provisions Concerning the Escrow Agent.
          9.1. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.
          9.2. The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized so to do.
          9.3. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.
          9.4. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.
          9.5. The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

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          9.6. The Representative, on the one hand, and Tekelec, on the other hand, shall each upon demand pay to the Escrow Agent fifty-percent (50%) of the amount of for its services as set forth on Schedule III attached hereto and incorporated herein and reimburse Escrow Agent all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Agent may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Funds. In the event the Escrow Agent deducts any unpaid fees for which Tekelec is responsible hereunder from the Escrow Funds, Tekelec shall promptly deposit into the Escrow Account Tekelec’s portion of such unpaid fees and in the event the Escrow Agent deducts any unpaid fee for which any of the holders of the Shares is responsible hereunder from the Escrow Funds, the Holders shall promptly deposit into the Escrow Account such Holder’s portion of such unpaid fees.
          9.7. The Escrow Agent may resign by giving written notice to Tekelec, Camiant and the Representative of such resignation, specifying a date upon which such resignation shall take effect, which shall in no event be earlier than thirty (30) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Funds. Immediately upon receipt of such notice, Tekelec, Camiant and the Representative shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to Tekelec, Camiant and the Representative and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Funds. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of the 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorney’s fees which Escrow Agent incurs in connection with such a proceeding shall be paid by the parties hereto. Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its Escrow business, shall be the Successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.
          9.8. In the event of any dispute between Tekelec, Camiant or the Representative, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Funds or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may deposit the Escrow Funds with any court described in Section 9.9 of the Merger Agreement pending the decision of such court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Agent under this Section 9.8 are cumulative of all other rights which it may have by law or otherwise.
          9.9. The parties to the Escrow Agreement (other than the Escrow Agent) hereby agree that the Escrow Agent shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to

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this Section 9.9 shall be paid from the Escrow Fund. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, Tekelec and the Representative (jointly and severally) agree that any payment required to be made pursuant to this Section 9.9 shall be paid fifty percent (50%) by Tekelec and fifty percent (50%) by the Representative. The Escrow Agent may deduct any unpaid amounts from the Escrow Funds. In the event the Escrow Agent deducts any unpaid amounts for which Tekelec is responsible under this Section 9.9 from the Escrow Funds, Tekelec shall promptly deposit into the Escrow Account Tekelec’s portion of such unpaid amounts and in the event the Escrow Agent deducts any unpaid amounts for which the Representative is responsible hereunder from the Escrow Funds, the Representative shall promptly deposit into the Escrow Account the Representative’s portion of such unpaid amounts.
          9.10. Tekelec and the Representative together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Tekelec and the Representative shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Funds to such successor Escrow Agent.
     10. Provisions Concerning the Representative.
          10.1. Until the later of the Release Date or the date on which no Escrow Funds remain held in escrow hereunder, the Representative shall, and shall have full power and authority to, exclusively act on behalf of each Holder in connection with all matters relating to this Escrow Agreement and the Merger Agreement. The Representative shall also have full power and authority to give and receive notices by or on behalf of each Holder.
          10.2. By giving notice to the Representative in the manner provided by Section 11, a party shall be deemed to have given notice to all of the Holders and any action taken by the Representative may be considered by any other party to be the action of each such Holder for all purposes, including for all purposes of this Escrow Agreement and the Merger Agreement. In addition, the parties hereto acknowledge and agree that (i) none of the Holders shall be entitled to individually take any action which the Representative is authorized hereunder to take on behalf of such Holders and (ii) the failure of the Representative to take any action it is permitted or authorized to take hereunder on behalf of the Holders during the applicable time period in which such action is permitted to have been taken by the Representative, including, without limitation, providing any Dispute Notice hereunder or under the Merger Agreement, shall be deemed for all purposes to constitute a complete waiver and release by each Holder of the right to individually take any such action. Notwithstanding the foregoing, nothing in this Escrow Agreement shall be construed in any way to create any obligation of the Representative with respect to the indemnification obligations of the Holders under Section 7.2(b) of the Merger Agreement.
          10.3. In the event that the Representative is unable or refuses to serve, the Holders will promptly notify Tekelec and the Escrow Agent in writing of the designation by the Major Stockholders of successors to act as the Representative hereunder.
     11. Notices and Written Directions. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and signed

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by an authorized representative as identified pursuant to Schedule II, and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended and by depositing such notice, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 11 for, or such other address as may be designated in writing hereafter by, such party:
If to Tekelec or Camiant:
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
Attention: Stuart H. Kupinsky, Senior Vice President,
Corporate Affairs and General Counsel
Facsimile: 919-461-6845
with a copy to:
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, CA 90401
Attention: Katherine F. Ashton
                   Stephanie M. Hosler
Facsimile: (310) 260-4154
If to the Representative:
Stephen Van Beaver
c/o Pilot House Ventures
The Pilot House
Lewis Wharf
Boston, MA 02110
Facsimile: (617) 227-0973
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
Bay Colony Corporate Center
1100 Winter Street
Waltham, MA 02451
Attention: Susan L Mazur
Facsimile: 781-966-2100

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If to the Escrow Agent:
U.S. Bank National Association
One U.S. Bank Plaza
Mail Code: SL-MO-T6CT
St. Louis, MO 63101
Attention: Brian J. Kabbes
Facsimile: 314-418-3943
     12. Transfer of Interests. The interests of the Holders or the Representative in the Escrow Funds and the rights and obligations of the parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument. Neither Tekelec, the Representative nor the Holders shall be entitled to withdraw the Escrow Funds except as provided hereunder or to substitute any other property therefore.
     13. Liabilities of Tekelec, Representative and Holders. Neither the depositing hereunder of the Escrow Deposit nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of any of Tekelec, Camiant, the Representative or the Holders to any other party under the Merger Agreement.
     14. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by fax or otherwise. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages fax.
     15. Amendment; Waiver. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Camiant, Tekelec, the Representative, and the Escrow Agent. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     16. Binding Effect; Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
     17. Headings. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.
     18. Severability. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or

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unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.
     19. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.
     20. Further Assurances. Each party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.
     21. Third Party Beneficiary . Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement.
     22. Venue and Jurisdiction. Any disputes arising out of, in connection with or with respect to this Escrow Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in Section 9.9 of the Merger Agreement.
     23. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
     24. Security Advice Waiver. The parties hereto acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The parties hereby specifically waive such notification to the extent permitted by law and acknowledge that they will receive periodic cash transaction statements, which will detail all investment transactions.
     [The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

TEKELEC

By:
Name:
Title:

By:
Name:
Title:

CAMIANT, INC.

By:
Name:
Title:

REPRESENTATIVE

Stephen	Van Beaver, as Representative

By:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:
Signature Page to the Escrow Agreement

Exhibit A
Persons Entitled to Distributions from the Escrow Account
Pursuant to Section 6 of the Escrow Agreement

Holder	Pro Rata Portion

SCHEDULE II
Representatives:
     The following person(s) are hereby designated and appointed as authorized representatives for Tekelec under the Escrow Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

Name	Specimen signature
     The following person(s) are hereby designated and appointed as authorized representatives for Camiant under the Escrow Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

Name	Specimen signature
     The following person(s) are hereby designated and appointed as authorized representatives for Representative under the Escrow Agreement (only one signature shall be required for any direction):

Name	Specimen signature

SCHEDULE III
Schedule of Fees for Services as Escrow Agent
I. Acceptance Fee: $1,000
The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a flat one-time fee, payable at closing.
II. Annual Administration Fee: $3,500
Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable annually in advance, without proration. This includes up to 75 disbursements per year by check or wire and applicable 1099 reporting.
III. Disbursement and Reporting Processing Fees: $75 per disbursement in excess of 75 per year
Processing fees cover the routine duties of escrow agent associated with the administration of the account. This includes payment by check or wire and applicable 1099 reporting. This assumes that the escrow agent will receive complete and accurate payment and taxpayer information, upon which it can conclusively rely, on a timely basis.
IV. Out-of-Pocket Expenses: At Cost
Reimbursement of reasonable out-of-pocket expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.
V. Extraordinary Expenses:
Extraordinary services are duties or responsibilities of an unusual nature but not provided for in the governing documents or otherwise set forth in this schedule, including without limitation amendments, specialized reporting, use investments not automated with the Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
Beneficial owner Directive Regarding
The Shareholder Communications Act of 1985, SEC Rule 14b-2
The Shareholder Communications Act of 1985 and its regulation require that banks and trust companies make an effort to facilitate communication between registrants of U.S. securities and the parties who have the authority to vote or direct the voting of those securities regarding proxy dissemination and other corporate communications. Unless you indicate your objection in writing, we will provide the obligatory information to the registrant upon request. Your objection will apply to all securities held for you in the account now and in the future unless you notify us in writing.

EXHIBIT F
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAMIANT, INC.
          FIRST: The name of the Corporation is Camiant, Inc.
          SECOND: Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.
          FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:
          (i) to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal Bylaws made by the Board of Directors; and
          (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the Bylaws of the Corporation or as authorized by resolution of the stockholders or Board of Directors of the Corporation.
          SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

          SEVENTH:
          A. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation or for its benefit as a director, officer, employee, trustee or agent of, or in a similar capacity with, any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, shall be indemnified and held harmless by the Corporation against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably paid or incurred by such person or on such person’s behalf in connection therewith, including any appeals therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person.
          B. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, employee, trustee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys fees’) which the Court of Chancery shall deem proper.
          C. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections A and B of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or

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proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation; (iii) a plea of guilty or nolo contendere by the Indemnitee; (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
          D. Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section D. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.
          E. Advancement of Expenses. Subject to the provisions of Section F below, in the event that the Corporation does not assume the defense pursuant to Section D of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay the expenses (including attorneys fees) incurred by an Indemnitee in defending any such civil or criminal action, suit, proceeding or investigation or any appeal therefrom in advance of its final disposition upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.
          F. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Sections A, B, C or E of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of

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expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within sixty (60) days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section A, B or E the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section A or B, as the case may be. Such determination shall be made in each instance by: (1) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum; (2) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question; (3) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) or (4) a court of competent jurisdiction.
          G. Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section F. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section F that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.
          H. Subsequent Amendment. No amendment, termination or repeal of this Article or amendment, termination or repeal of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
          I. Other Rights. The indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

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          J. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.
          K. Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance, at the Corporation’s expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.
          L. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.
          M. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
          N. Subsequent Legislation. If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.
          O. Bylaws. The Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time.
          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

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EXHIBIT G
Amended and Restated
Bylaws
of
Camiant, Inc.
Article I
Stockholders
          Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Stockholders may, unless the certificate of incorporation, as amended from time to time (the “Certificate of Incorporation”) otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.
          Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.
          Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.
          Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
          Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these Bylaws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
          Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
          Section 1.7. Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the Certificate of Incorporation) the Board of Directors may require a larger vote upon any election or question.
          Section 1.8. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is

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fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
          Section 1.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.
          Section 1.10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Article II
Board of Directors
          Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.
          Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President

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or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.
          Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined, notice thereof need not be given.
          Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.
          Section 2.5. Telephonic Meetings Permitted. Unless otherwise restricted by the certificate of incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.
          Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.
          Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
          Section 2.8. Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

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Article III
Committees
          Section 3.1. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation; but no such committee shall have power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, removing or indemnifying directors or amending these Bylaws; and, unless the resolution expressly so provided, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
          Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws.
Article IV
Officers
          Section 4.1. Officers; Election; Qualification; Term of Office; Resignation; Removal; Vacancies. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Each such officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights

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of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.
          Section 4.2. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.
Article V
Stock
          Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
          Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Article VI
Miscellaneous
          Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
          Section 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
          Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of

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the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.
          Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
          Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
          Section 6.7. Amendment of Bylaws. These Bylaws may be altered or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether or not adopted by them.

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